As filed with the Securities and Exchange Commission
on April 29, 2003 Registration No. _________
_______________________________________________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CYBERLUX CORPORATION
(Name of registrant as specified in its charter)

NEVADA	3674	91-2048978
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

50 Orange Road, PO Box 2010 Pinehurst, North Carolina 28370 (910) 235-0066		R/A's of America PO Box 2259 Minden, Nevada 89423 (702) 888-2002

(Address and telephone number of principal executive offices)		(Name, address, and telephone number of agent for service)

Copies to:

John W. Ringo, Esq.
Attorney at Law
241 Lamplighter Lane
Marietta, GA 30067
Telephone: (770) 952-1904
Facsimile: (770) 952-0894

Approximate date of commencement of proposed sale of the securities to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier of the effective registration statement for the offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

CALCULATION OF REGISTRATION FEE

________________________________________________________________________________

Proposed Proposed
Title of maximum maximum Amount
each class Amount offering aggregate of
of securities to be price per offering Registration
to be registered registered share(1) price Fee (2)
________________________________________________________________________________
Common stock, 42,713,763 $ 0.75 $42,7 13,763 $ 2,592
$.001 par value to be sold
by selling shareholders
________________________________________________________________________________
TOTAL 42,713,763 $ 0.75 $42,7 13,763 $2,592 ________________________________________________________________________________

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. There is no present public market for the shares and an arbitrary offering price of $1.00 was chosen for purposes of calculating the registration fee.

(2)  Calculated using $80.90 per million dollars.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state in which the offer or sale is not permitted.

ii

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED APRIL 29, 2003

CYBERLUX CORPORATION
42,7 13,763 SHARES OF COMMON STOCK

This prospectus relates to the sale of up to 42,7 13,763 shares of Cyberlux's common stock by certain persons who are, or will become, stockholders of Cyberlux. Please refer to "Selling Stockholders" beginning on page 10. Of that total, a single stockholder will sell up to 40,000,000 shares of common stock in this offering that it will receive pursuant to an Equity Line of Credit. Cyberlux is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit. All costs associated with this registration will be borne by us.

            The selling stockholders consist of:

Cornell Capital Partners, L.P., which intends to sell up to 40,000,000 shares of common stock to be purchased under an Equity Line of Credit Agreement, dated March 15, 2003. Pursuant to that Agreement, Cornell Capital Partners, L.P. was issued 300,000 shares of common stock as a commitment fee.

Westrock Advisors, Inc. which intends to sell up to  13,333 shares of common stock to be purchased under a Placement Agent Agreement, dated March 15, 2003.

Other selling stockholders, which intend to sell up to 2,400,430 shares of common stock currently outstanding.

Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit Agreement. Cornell Capital Partners,L.P. will pay Cyberlux 100% of the market price of our common stock (pursuant to the Equity Line of Credit Agreement). Cyberlux has agreed to pay Cornell Capital Partners, L.P. a underwriting discount equal to 5% of each advance under the Equity Line of Credit Agreement.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.
PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 5.

 With the exception of Cornell Capital Partners, L.P., which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April 29, 2003.

iii

__________________________________________________

We intend to distribute to our shareholders annual reports containing audited financial statements. Our audited financial statements for the fiscal year December 31, 2002, were contained in our Annual Report on Form 10-KSB.

As used in this prospectus, the terms "we," "us," "our," "the Company," and "Cyberlux" mean Cyberlux Corporation, a Nevada corporation. The term "selling shareholder" means Cornell Capital Partners, L.P., and other selling shareholders of Cyberlux (all of whom are identified in this Registration Statement) all of which are offering to sell their shares of Cyberlux common stock which are being registered through this prospectus. The term "common stock" means our common stock, par value $0.001 per share and the term "shares" means the shares of common stock being registered by us through this prospectus.

The information in this prospectus is qualified in its entirety by reference to the entire prospectus. Consequently, this prospectus, which is contained as part of this registration statement, must be read in its entirety. This is especially important in light of material subsequent events disclosed. Information may not be considered or quoted out of context or without referencing other information contained in this report necessary to make the information considered, not misleading.

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities covered by this prospectus in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such state or jurisdiction. Neither the delivery of this prospectus nor any sales made hereunder shall, under any circumstances, create an implication that there has been no change in our affairs since the date hereof.

PROSPECTUS SUMMARY

The following is only a summary of the information, financial statements and the notes included in this prospectus. You should read the entire prospectus carefully, including "Risk Factors" and our Financial Statements and the notes to the Financial Statements before making any investment decision.

OUR COMPANY

CYBERLUX CORPORATION (we, the "Company" or "Cyberlux") is a Nevada corporation and was incorporated on May 17, 2000. Our articles were amended on April3, 2003, to authorize us to issue up to 100,000,000 shares of common stock at a par value of $0.001 per share and 5,000,000 shares of preferred stock at a par value of $0.001 per share.

Our management founded the Company to design, develop, manufacture, market and sell advanced lighting systems that utilize white (and other) light emitting diodes as illumination elements. The business of the Company is conducted through outsource relationships with specific professionals who are engaged based upon tasks in which they are credentialed specialists.  Management decided from the outset that skills in industrial design, electrical engineering, injection mold development, packaging, product assembly, testing and delivery functions would, from an economic perspective, be best conducted through contract relationships with professional firms rather than through a large, diverse employee base. Although the diode illumination industry is in its infancy, these lighting systems offer the potential to make continued advancements in illumination technology.  Light emitting diodes (LEDs) consume 90% less energy than their incandescent counterparts to produce a comparable lumen output. Fluorescent tubes are similar to incandescent bulbs in life light by virtue of the fact that both elements burn.  Diodes do not burn.  Instead, diodes convert electrical current to electromagnetic energy that produces light without heat.  A lumen is a unit of measure used to determine light intensity.  We believe that in electrochemical (battery powered) applications, this decrease in energy consumption positions our lighting solutions as a much more durable and reliable lighting source than other alternatives.  In standard electrical current applications, the calculated life of diodes as lighting elements is over ten years versus hours for traditiona1 incandescent or fluorescent bulbs.  The performance characteristics of diminutive energy consumption and extended life have prompted LED implementation in traffic lights and brake lights, and to a lesser degree in our area of focus, diode illumination.

Our principal place of business is located at 50 Orange Road, PO Box 2010, Pinehurst, North Carolina 28370 and our telephone number at that address is (910) 235-0066.

THE OFFERING

This offering relates to the sale of common stock by certain persons who are, or will become, stockholders of Cyberlux. The selling stockholders consist of:

Cornell Capital Partners, L.P., which intends to sell up to 40,000,000 shares of common stock to be issued under an Equity Line of Credit Agreement, dated March 15, 2003. Pursuant to that Agreement, Cornell Capital Partners, L.P. was issued 300,000 shares of common stock as a commitment fee.

Westrock Advisors, Inc. which intends to sell up to  13,333 shares of common stock to be purchased under a Placement Agent Agreement, dated March 15, 2003.

Other selling stockholders, who intend to sell up to 2,440,430 shares of common stock purchased in private offerings and   pursuant to a loan agreement.

Pursuant to the Equity Line of Credit, we may, at our discretion, periodically issue and sell to Cornell Capital Partners, L.P. shares of common stock for a total purchase price of $10 million. Cornell Capital Partners, L.P. will purchase the shares of common stock for 100% of the lowest closing bid price of our common stock during the 5 trading days immediately following notice of its intent to make an Equity Line draw. Cornell Capital Partners, L.P. intends to sell any shares purchased under the Equity Line of Credit at the then prevailing market price. We also issued 40,000 shares of common stock to Westrock Advisors, Inc. Westrock will serve as the placement agent to act as our exclusive agent in connection with the Equity Credit Line. Among other things, this prospectus relates to the shares of common stock to be issued under the Equity Line of Credit.

COMMON STOCK OFFERED                42,713,763 shares by selling stockholders

COMMON STOCK OUTSTANDING BEFORE THE OFFERING(1)               7, 191,729 shares

COMMON STOCK OUTSTANDING AFTER THE OFFERING (2)               47,151,729 shares

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of stock by any of the selling stockholders. Any proceeds we receive from the sale of common stock under the Equity Line of Credit will be used for general working capital purposes. See "Use of Proceeds."

RISK FACTORS

The securities offered hereby involve a high degree of risk and immediate substantial dilution and should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk Factors" and "Dilution."

DIVIDEND POLICY

We do not intend to pay dividends on our common stock. We plan to retain any earnings for use in the operation of our business and to find future growth.

________________________________________________________________________________________________

(1) Based on shares outstanding as of  April 29, 2003.

(2) Includes 40,000,000 shares registered by this prospectus to be issued under the equity line of credit

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following is a summary of our Financial Statements, which are included elsewhere in this prospectus. You should read the following data together with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus as well as with our Financial Statements and the notes therewith.

FOR THE YEAR
ENDED
December 31, 2002

STATEMENT OF OPERATION DATA:

Revenues	$ -
Cost of Goods Sold	-
Management and consulting fees - related party	350,504
General and administrative expenses	179,162
Total operating expenses	603,184
(Loss) from operations	(603,184)
Net (loss)	(700,104)
Net loss per share - basic and diluted	$ (.11)

BALANCE SHEET DATA:

DECEMBER 31,
2002
(Audited)

Cash	$ 26,086
Prepaid design services	20,000
Accounts Receivable	46,086
Total Current Assets

Fixed Assets (Net of accumulated depreciation of $23,050)	79,443
Other Assets:
Deposit	_8,614
Total Assets	$ 134,143

Current Liabilities	$ 44,427
Accrued Interest	95,971
Other Accrued Liabilities
Management fees payable - related party	546,508
Short-term notes payable - shareholders	123,545
Short-term notes payable	365,000
Total current liabilities	$ 1,175,451

Common stock	6,628
Additional paid-in capital	745,593
Subscription receivable	(2,500)
(Deficit)accumulated during development stage	(1,791,029)
Total Deficiency stockholders' equity	(1,041,308)
$ 134,143

RISK FACTORS

THE SECURITIES OFFERED ARE HIGHLY SPECULATIVE. YOU SHOULD PURCHASE THEM ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT IN US. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS ALL OTHER INFORMATION IN THIS PROSPECTUS.

CERTAIN IMPORTANT FACTORS MAY AFFECT OUR ACTUAL RESULTS AND COULD CAUSE THOSE RESULTS TO DIFFER SIGNIFICANTLY FROM ANY FORWARD-LOOKING STATEMENTS MADE IN THIS PROSPECTUS OR OTHERWISE MADE BY US OR ON OUR BEHALF. FOR THIS PURPOSE, ANY STATEMENTS CONTAINED IN THIS PROSPECTUS THAT ARE NOT STATEMENTS OF HISTORICAL FACT SHOULD BE CONSIDERED TO BE FORWARD-LOOKING STATEMENTS. WORDS SUCH AS "MAY," "EXPECT," "BELIEVE," "ANTICIPATE," "INTEND," "COULD," "ESTIMATE," OR "CONTINUE" OR THE NEGATIVES OF THOSE WORDS, IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS APPEAR IN A NUMBER OF PLACES IN THIS PROSPECTUS AND INCLUDE STATEMENTS AS TO OUR INTENT, BELIEF OR EXPECTATIONS. THESE FORWARD- LOOKING STATEMENTS ARE SUBJECT TO THE RISKS DETAILED BELOW OR ELSEWHERE IN THIS PROSPECTUS, OR DETAILED FROM TIME TO TIME IN OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. SEE "RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS" ON PAGE 18.

INVESTORS SHOULD ASSUME THAT, EVEN IF NOT SPECIFICALLY STATED WITHIN THIS DOCUMENT, IF ANY OF THE FOLLOWING RISKS ACTUALLY MATERIALIZE, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF FUTURE OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS

WE HAVE HISTORICALLY LOST MONEY AND LOSSES MAY CONTINUE IN THE FUTURE

We have a history of losses. We have incurred an operating loss since inception and had an accumulated deficit of $1,791,029 as of December 31, 2002. We incurred a net loss of $(700,104) or $(.11) per share for the year ended December 31, 2002. Future losses are likely to continue unless we successfully implement our revised business plan. Our independent auditors have noted that due to the substantial losses incurred during fiscal year 2002 and 2001, a working capital deficit as well as a stockholders deficit of $(1,041,308)raise substantial doubts about our ability to continue as a going concern. Our ability to continue as a going concern will be dependent upon our ability to draw down the Equity Credit Line we have established with Cornell Capital Partners. If we incur any problems in drawing down our credit line, we may experience significant liquidity and cash flow problems. No assurances can be given that we will be successful in reaching or maintaining profitable operations. If we are not successful in reaching and maintaining profitable operations we may not be able to attract sufficient capital to continue our operations. Our inability to obtain adequate financing will result in the need to curtail business operations and will likely result in a lower stock price.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL TO FINANCE OPERATIONS

We have relied on significant external financing to fund our operations. Such financing has historically come from a combination of borrowing from third parties and funds provided by certain officers and directors. We will need to raise additional capital to fund our anticipated operating expenses and future expansion. Among other things, external financing may be required to cover our operating costs. We cannot assure you that financing whether from external sources or related parties will be available if needed or on favorable terms. The sale of our common stock to raise capital may cause dilution to our existing shareholders. Our inability to obtain adequate financing will result in the need to curtail business operations. Any of these events would be materially harmful to our business and may result in a lower stock price.

WE HAVE BEEN THE SUBJECT OF A GOING CONCERN OPINION FROM OUR INDEPENDENT AUDITORS, WHICH MEANS THAT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS UNLESS WE OBTAIN ADDITIONAL FUNDING

Our independent auditors have added in their audit reports for December 31, 2002 and 2001 a going concern statement. Our ability to continue as a going concern depends on our ability to obtain additional funding. Our inability to obtain adequate financing will result in the need to curtail business operations and you could lose your entire investment. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS

Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock:

With a price of less than $5.00 per share;

That are not traded on a "recognized" national exchange;

Whose prices are not quoted on the Nasdaq automated quotation system  (Nasdaq listed stock must still have a price of not less than $5.00 per share); or

In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

WE COULD FAIL TO ATTRACT OR RETAIN KEY PERSONNEL WHICH COULD CAUSE TIME AWAY FROM OPERATIONS TO RECRUIT AND TRAIN REPLACEMENTS

Our success largely depends on the efforts and abilities of our key executives and consultants, including Donald F. Evans, our President. The loss of the services of Mr. Evans could materially harm our business because of the cost and time necessary to recruit and train a replacement. Such a loss would also divert management attention away from operational issues. We do not presently maintain a key-man life insurance policy on Mr. Evans.

WE MAY BE UNABLE TO MANAGE GROWTH WHICH COULD PREVENT OUR BUSINESS FROM GROWING

Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

Implement changes in certain aspects of our business;

Enhance our information systems and operations to respond to increased demand;

Attract and retain qualified personnel; and  Develop, train and manage an increasing number of management-level and other employees.

If we fail to manage our growth effectively, our business, financial condition or operating results could be materially harmed, and our stock price may decline.

POSSIBLE ISSUANCE OF PREFERRED STOCK COULD LIMIT RIGHTS OF HOLDERS OF COMMON STOCK

Our Certificate of Incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock, $0.001 par value per share ("Preferred Stock"), with designations rights, and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividends, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the company.

LIMITED OPERATING HISTORY ANTICIPATED LOSSES; UNCERTAINTY OF FUTURE RESULTS

We were incorporated in May, 2000 and therefore  have a limited operating history upon which an evaluation of our Company and our prospects can be based. Our prospects must be evaluated with a view to the risks encountered by a company in an early stage of development, particularly in light of the uncertainties relating to the new and evolving products and  methods which we intend to develop and market, and the acceptance of our business model. We will be incurring costs to: (i) design, develop, manufacture  and market  our products; (ii) to establish distribution relationships;  and (iii) to build an organization. To the extent that such expenses are not subsequently followed by commensurate revenues, our business, results of operations and financial condition will be materially adversely affected. We, therefore, cannot insure that we will be able to immediately generate sufficient revenues. We expect negative cash flow from operations to continue for the next 12 months as we continue to develop and market our business. If cash generated by operations is insufficient to satisfy our liquidity, we may be required to sell additional equity or debt securities. The sale of additional equity or convertible debt securities would result in additional dilution to our stockholders. Our initial operations may not be profitable, since time will be required to build our business to the point that our revenues will be sufficient to cover our total operating costs and expenses. Our reaching a sufficient level of sales revenues will depend upon a large number of factors, including availability of sufficient working capital, the number of  customer  we are able to attract,  and the costs of manufacturing and distributing our products.

LIQUIDITY AND WORKING CAPITAL RISKS; NEED FOR ADDITIONAL CAPITAL TO FINANCE GROWTH AND CAPITAL REQUIREMENTS

We have had limited working capital and we are relying upon notes (borrowed funds) to operate. We may seek to raise capital from public or private equity or debt sources to provide working capital to meet our general and administrative costs until net revenues make the business self-sustaining.  We cannot guarantee that we will be able to raise any such capital on terms acceptable to us or at all. Such financing may be upon terms that are dilutive or potentially dilutive to our stockholders. If alternative sources of financing are required, but are insufficient or unavailable, we will be required to modify our growth and operating plans in accordance with the extent of available funding.

NEW BUSINESS WHICH COULD LIMIT OUR ABILITY TO GENERATE REVENUES AND PREVENT OUR BUSINESS FROM GROWING

We are a new business and you should consider factors which could adversely affect our ability to generate revenues, which include, but are not limited to, maintenance of positive cash flow, which depends on our ability both to raise capital and to obtain additional financing as required, as well as the level of sales revenues.

LACK OF INDEPENDENT DIRECTORS WHICH COULD PRESENT POTENTIAL FOR CONFLICTS OF INTEREST

We cannot guarantee that our Board of Directors will have a majority of independent directors in the future. In the absence of a majority of independent directors, our executive officers, who are also principal stockholders and directors, could establish policies and enter into transactions without independent review and approval thereof. This could present the potential for a conflict of interest between the Company and its stockholders generally and the controlling officers, stockholders or directors.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our officers and directors are required to exercise good faith and high integrity in our Management affairs. Our Articles of Incorporation provide, however, that our officers and directors shall have no liability to our shareholders for losses sustained or liabilities incurred which arise from any transaction in their respective managerial capacities unless they violated their duty of loyalty, did not act in good faith, engaged in intentional misconduct or knowingly violated the law, approved an improper dividend or stock repurchase, or derived an improper benefit from the transaction. Our Articles and By-Laws also provide for the indemnification by us of the officers and directors against any losses or liabilities they may incur as a result of the manner in which they operate our business or conduct the internal affairs, provided that in connection with these activities they act in good faith and in a manner that they reasonably believe to be in, or not opposed to, the best interests of the Company, and their conduct does not constitute gross negligence, misconduct or breach of fiduciary obligations. To further implement the permitted indemnification, we have entered into Indemnity Agreements with our officers and directors.

CONTINUED CONTROL BY CURRENT OFFICERS AND DIRECTORS AND THEREFORE YOU WILL HAVE NO VOICE IN MANAGEMENT

The present officers and directors own  approximately 42.3%  of the outstanding shares of Common Stock, and therefore are in a position to elect all of our Directors and otherwise control the Company, including, without limitation, authorizing the sale of equity or debt securities of the Company, the appointment of officers, and the determination of officers' salaries. Shareholders have no cumulative voting rights. (See Security Ownership of Certain Beneficial Owners and Management)

DELAYS IN THE INTRODUCTION OF OUR PRODUCTS HAVE HAMPERED OUR GROWTH

We have experienced numerous delays in the introduction of our initial product, the Home Safety Light.  These delays have been caused by certain requirements from various retailers such as seasonal schedules to review certain products, changes in personnel who review the products, problems with pricing and packaging.

DEPENDENCE ON INDEPENDENT PARTIES TO PRODUCE OUR PRODUCTS COULD AFFECT OUR PRODUCTION AND SALES CAPABILITIES

We have out sourced the design, engineering, production, assembly, marketing and sale of our product through contractual arrangements with independent professional firms.  Although the design, engineering, production and assembly contractors are  shareholders in the Company, the loss of one or all of these firms could seriously affect our production and sales capabilities.

INABILITY TO MAKE PAYMENT OF $195,000 NOTE DUE IN JUNE 2003 COULD SERIOUSLY AFFECT OUR OPERATIONS.

3,265,000 shares of the Company's common stock owned by its principal shareholders and officers have been pledged as collateral for a loan of $170,000 to OneCap, Inc.  Payment of the loan is due and payable in October 2002. On December 31, 2002, the company extended the loan repayment period to June , 2003 and the interest rate was increased to 18% per annum payable monthly . The company also incurred $ 25,000 loan entension charges which were charged to interest expenses and the loan was increased to $ 195,000. If the Company is unable to pay off the loan or to obtain an extension on the loan, this could seriously affect the Company's operations.

MATERIAL LITIGATION

On April 18, 2001, we filed a civil complaint against Light Technology, Inc. and others. Light Technology has filed a counterclaim (See "Legal Proceedings", page30).  Although we are of the opinion that we have meritorious claims against the defendants, a ruling against us could have serious financial consequences.

NO PUBLIC MARKET FOR THE COMPANY'S SECURITIES WHICH MAY MAKE IT DIFFICULT FOR SHARE HOLDERS TO SELL OUR SECURITIES

There has never been any "established trading market" for shares of common stock of the Company. The Company  has applied for listing on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. ("NASD"). If a market for the Company's common stock does develop, the stock price may be volatile. No assurance can be given that any market for the Company's common stock will develop or be maintained. If a public market ever develops in the future, the sale of "unregistered" and "restricted" shares of common stock pursuant to Rule 144 of the Securities and Exchange Commission by members of management or others may have a substantial adverse impact on any such market; and all of these persons have satisfied the "holding period" under Rule 144. There is currently no market for the Company's common stock and there is no assurance that a market will develop. If a market develops, we anticipate that the market price of the Company's common stock will be subject to wide fluctuations in response to several factors including; - The Company's ability to execute its business plan and significantly grow the business. - The Company's ability to generate brand recognition. - Increased competition from competitors who offer competing products. - The Company's financial condition and results of operations.

POTENTIAL INABILITY OF OFFICERS TO DEVOTE SUFFICIENT TIME TO THE OPERATIONS OF THE BUSINESS COULD AFFECT THE COMPANY'S GROWTH

Although we have four (4) employees who consider themselves full time employees, none have been paid salaries from the inception of the Company.  They continue to pursue other sources of income and may not be able to devote sufficient time to the operations of the business.

OUR EQUITY CREDIT LINE AGREEMENT COULD HAVE AN ADVERSE AFFECT ON OUR ABILITY TO MAKE ACQUISITIONS WITH OUR COMMON STOCK.

We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Line of Credit Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. It may be necessary for our shareholders to approve an increase in our authorized common stock for us to register additional shares of common stock in order to have sufficient authorized shares available to make acquisitions using our common stock. As we issue shares of common stock pursuant to the Equity Credit Line Agreement, we may not have sufficient shares of our common stock available to successfully attract and consummate future acquisitions.

WE MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS UNDER THE EQUITY CREDIT LINE WHEN NEEDED

We are dependent upon external financing to fund our operations. Our financing needs are expected to be provided, in large part, by the Equity Credit Line. However, no assurances can be given that such financing will be available in sufficient amounts. We are entitled to advances of $440,000 in the aggregate, in the first 30 calendar days period after the effective date of the Registration Statement. The amount of each subsequent advance received by us is subject to an aggregate maximum advance of $440,000 in any 30 day calendar period.

WE DO NOT ANTICIPATE PAYING CASH DIVIDENDS

We have not paid any cash dividends on our capital stock and we anticipate that our future earnings, if any, will be retained for use in the business, or for other corporate purposes. It is not anticipated that any cash dividends on the common stock will be paid in the foreseeable future. See "Dividend Policy" and "Description of Securities."

RISKS RELATED TO THIS OFFERING

FUTURE SALES BY OUR  STOCKHOLDERS  MAY ADVERSELY  AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS

Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all.

Of the 7,191,729shares of common stock outstanding as of  April 29, 2003, 762,966 are freely tradable without restriction. The remaining  6,418,763 shares of common stock held by existing stockholders are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144. Immediately following the effective date of this prospectus, including the shares to be issued to Cornell Capital Partners, L.P.,  common stock will be freely tradable without restriction, unless held by our "affiliates."

Upon completion of this offering, and assuming all shares registered in this offering are resold in the public market, there will be an additional  42,713,763 shares of common stock outstanding. All of these shares of common stock may be immediately resold in the public market upon effectiveness of the accompanying registration statement and the sale to the investor under the terms of the Equity Line of Credit agreement.

EXISTING SHAREHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES UNDER THE EQUITY LINE OF CREDIT

The sale of shares pursuant to the Equity Line of Credit will have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price is the more shares of common stock we will have to issue under the Equity Line of Credit to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution.

THE SELLING STOCKHOLDERS INTEND TO SELL THEIR SHARES OF COMMON STOCK IN THE MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE

The selling stockholders intend to sell in the public market the shares of common stock being registered in this offering. That means that up to  42,713,763 shares of common stock, the number of shares being registered in this offering, may be sold. Such sales may cause our stock price to decline.

THE SALE OF MATERIAL AMOUNTS OF COMMON STOCK UNDER THE ACCOMPANYING REGISTRATION STATEMENT COULD ENCOURAGE SHORT SALES BY THIRD PARTIES

The significant downward pressure on our stock price caused by the sale of a significant number of shares under the Equity Line of Credit could cause our stock price to decline, thus allowing short sellers of our stock an opportunity to take advantage of any decrease in the value of our stock. Cornell Capital Partners can cover any short positions only with shares received from us under the Equity Line of Credit.

THE ISSUANCE OF SHARES OF COMMON STOCK UNDER THIS OFFERING COULD RESULT IN A CHANGE OF CONTROL

We are registering  42,713,763 shares of common stock in this offering. These shares represent 42.7 1% of our authorized capital stock and  47.50% of our issued and outstanding common stock, and we anticipate all such shares will be sold in this offering. If all or a significant block of these shares are held by one or more shareholders working together, then such shareholder or shareholders would have enough shares to exert significant influence on Cyberlux in an election of directors.

WE MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS UNDER THE EQUITY LINE OF CREDIT WHEN NEEDED

We are dependent on external financing to fund our operations. Our officers have loaned us money to cover our short-term working capital requirements. As of December 31, 2002, the balance due to the officers is $123,545. We expect that the equity line of credit will meet our financing needs in large part. However, no assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because the amount of financing available will fluctuate with the price and volume of our common stock. As the price and volume decline, then the amount of financing available under the Equity Line of Credit will decline.

FORWARD-LOOKING STATEMENTS

RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements regarding management's plans and objectives for future operations including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this prospectus include or relate to, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our ability to obtain and retain sufficient capital for future operations, (e) our ability to achieve adequate intellectual property protection for our future products and (f) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that that demand for our products will significantly increase, that our President will remain employed as such, that our forecasts accurately anticipate market demand, and that there will be no material adverse change in our operations or business or in governmental regulations affecting us or our manufacturers and/or suppliers. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Accordingly, although we believe that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the "Risk Factors" section of this prospectus, there are a number of other risks inherent in our business and operations which could cause our operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of goods sold and selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause us to alter marketing, capital investment and other expenditures, which may also materially adversely affect our results of operations. In light of significant uncertainties inherent in the forward-looking information included in this prospectus, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. Any statement in this prospectus and in the documents incorporated by reference into this prospectus that is not a statement of an historical fact constitutes a "forward-looking statement". Further, when we use the words "may", "expect", "anticipate", "plan", "believe", "seek", "estimate", "internal", and similar words, we intend to identify statements and expressions that may be forward- looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. We have no obligation or intent to update publicly any forward- looking statements whether in response to new information, future events or otherwise. Important factors that may cause our actual results to differ from such forward-looking statements include, but are not limited to, the risk factors discussed below. Before you invest in our common stock, you should be aware that the occurrence of any of the events described under "Risk Factors" below or elsewhere in this prospectus could have a material adverse effect on our business, financial condition and results of operation. In such a case, the trading price of our common stock could decline and you could lose all or part of your investment.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders. Pursuant to the Equity Line of Credit, Cornell Capital Partners, L.P. has agreed to purchase up to $10.0 million of common stock from us. None of the selling stockholders have held a position or office, or had any other material relationship, with Cyberlux , except as follows:

Cornell Capital Partners, L.P. is the investor under the Equity Line of Credit. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors makes the investment decisions on behalf of Yorkville Advisors. Neither Cornell Capital Partners, L.P. nor its agents has a short position or has had a short position at any time since the Equity Line of Credit was executed on May 15, 2003.

Westrock Advisors, Inc. is a registered broker/dealer that has been retained by us. It has provided advice to us in connection with the Equity Line of Credit. For its services, Westrock Advisors, Inc. received a fee of  13,333 shares of Cyberlux's common stock, which is equal to $10,000 on March 15. 2003. Greg Martino, President of Westrock Advisors, Inc., makes the investment decisions on behalf of Westrock Advisors.

Percentage of
Outstanding
	Shares	Shares	Shares to be	Percentage
	Beneficially	Beneficially	Acquired	Ownership
Selling	Owned Before	Owned Before	Under the	After
Stockholder	Offering (1)	Offering (2)	Line of Credit	Offering

________________________________________________________________________________

Cornell Capital Partners, L.P (3)	300,000	4.3%	40,000,000	86.33%
Westrock Advisors, Inc.	13,333	*	0	*

Gary Frey	250,000	3.8%	0	*
Michelle M. Gutwald	250,000	3.8%	0	*
Carothers H. Evans	140,000	2.1%	0	*
Heidi H. Evans	25,000	*	0	*
John S. Evans	50,000	*	0	*
Katherine D. Evans	50,000	*	0	*
Mary Margaret Evans**	100,000	1.5%	0	*
David S. Goodman	5,000	*	0	*
Rufus Sherill	10,000	*	0	*
John W. Walker	20,000	*	0	*
Sidney T. Walker, III	5,000	*	0	*
Jake Zapalac	5,000	*	0	*
Advanced Alloys, Inc.	34,109	*	0	*
Ray L. Jennings	73,284	1.1%	0	*
Katherine H. Vaughn	33,284	*	0	*

E.W. and Thomas H. Parry	33,284	*	0	*

Donna Mondik	2,132	*	0	*

Merritt and Elizabeth Downing	3,837	*	0	*
Donald A. Duquette	2,219	*	0	*
Craig and Stacey Orr	4, 203	*	0	*

Ray L. and Dolores Jennings	4,236	*	0	*
Adam D. Haas	4,530	*	0	*
Amy Elizabeth Haas	4,530		0	*

Robert A. and Joy L. Kerr	4,000	*	0	*

Erik A. and Marlene Kerr	4,000	*	0	*

Brian and Heather Matthews	4,000	*	0	*

Frank and Connie Yankovitch	10,000	*	0	*

David and Rose Kowcheck	8,000	*		*
David A. Kowcheck	40,000	*	0	*

Harry R. and Nancy Johnston	4,000	*	0	*
SueAnn Schatz	4,000	*	0	*
Joan K. Haas	20,000	*	0	*
Brian Scott	10,000	*	0	*
Eric M. Oliver	10,000	*	0	*
B.E. Coone	20,000	*	0	*
Tammy L. Oliver	10,000	*	0	*
Christine Frost	10,000	*	0	*
Thomas W. Parry	10,000	*	0	*

*       Less than 1%.
**      Mary Margaret Evans is the wife of Donald F. Evans

(1)     Percentage of outstanding shares is based on  7,191,729 shares of common stock outstanding as of April 29, 2003, together with the shares of common stock that may be purchased by Cornell Capital Partners, L.P. from us under the Equity Line of Credit. The shares to be issued to Cornell Capital Partners, L.P. under the Equity Line of Credit are treated as outstanding for the purpose of computing Cornell Capital Partners, L.P.'s percentage ownership.

(2)     On March 15, 2003, Cornell Capital Partners, L.P. received 300,000 shares as a commitment fee pursuant to the Equity Line of Credit.

(3)     40,300,000 total shares are to be registered for Cornell Capital Partners, L.P.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners, L.P. under the Equity Line of Credit, which we intend to use for general working capital purposes, including, among other things, funding anticipated future acquisitions. The purchase price of the shares purchased under the Equity Line of Credit will be equal to 100% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board for the 5 consecutive trading days immediately following the advance date (as defined in the Equity Line of Credit Agreement).

If we are able to draw down the full amount of the equity line of credit, we will receive net proceeds of $9,500,000.

DIVIDEND POLICY

It is our present policy not to pay cash dividends and to retain future earnings for use in the operations of the business and to fund future growth. Any payment of cash dividends in the future will be dependent upon the amount of funds legally available, our earnings, financial condition, capital requirements and other factors that the Board of Directors may think are relevant. We do not contemplate or anticipate paying any dividends on the common stock in the foreseeable future.

DILUTION

The net tangible book value of Cyberlux as of December 31, 2002 was ($1,041,308) or ($.14) per share of common stock outstanding as of April 25, 2003. Net tangible book value is determined by dividing the tangible book value of Cyberlux(total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to Cyberlux , our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued under the Equity Line of Credit. The amount of dilution will depend on the offering price and number of shares to be issued under the Equity Line of Credit.

EQUITY LINE OF CREDIT

Pursuant to the Equity Line of Credit, we may, at our discretion, periodically issue and sell up to 40,000,000 shares of common stock for a total purchase price of $10 million. If we request an advance under the Equity Line of Credit, Cornell Capital Partners, L.P. will purchase shares of common stock of our Company for 100% of the lowest closing bid price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the advance notice date. Cornell Capital Partners, L.P. intends to sell any shares purchased under the Equity Line of Credit at the market price. This prospectus primarily relates to the shares of common stock to be issued to Cornell Capital Partners, L.P. under the Equity Line of Credit. Cornell Capital Partners, L.P. cannot transfer its interest in the Equity Line of Credit to any other person.

The effectiveness of the sale of the shares under the Equity Line of Credit is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission.

ADVANCES. Pursuant to the Equity Line of Credit, we may periodically sell shares of common stock to Cornell Capital Partners, L.P. to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. Cornell Capital will retain 5% of each Equity Credit Line Advance.

MECHANICS. We may, at our discretion, request advances from Cornell Capital Partners, L.P. by written notice, specifying the amount requested up to the maximum advance amount. A closing will be held 7 trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners, L.P. will pay the advance amount. We have the ability to determine when and if we desire to draw an advance.

COMMITMENT PERIOD. We may request an advance at any time during the commitment period. The commitment period begins on the date the Securities and Exchange Commission first declares the accompanying registration statement effective. The commitment period expires on the earliest to occur of (i) the date on which Cornell Capital Partners, L.P. has made advances totaling $10.0 million or (ii) two years after the effective date of the accompanying registration statement.

MAXIMUM ADVANCE AMOUNT. We may not request advances in excess of a total of $10.0 million. The maximum amount of each advance is equal to $440,000.00 per Advance Notice. In addition, in no event shall the number of shares issuable to the Investor cause the investor to own in excess of 9.9% of the then outstanding shares of common stock of the Company.

NUMBER OF SHARES TO BE ISSUED. We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Line of Credit, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of common stock that will be issued using certain assumptions. Assuming we drew down the entire $10.0 million available under the Equity Line of Credit in a single advance (which is not permitted under the terms of the Equity Line of Credit) and the purchase price was equal to $1.00 per share, then we would issue 40 million shares of common stock to Cornell Capital Partners, L.P. These shares would represent 84.71% of our outstanding capital stock upon issuance. You should be aware that there is an inverse relationship between our stock price and the number of shares to be issued under the Equity Line of Credit. That is, as our stock price declines, we would be required to issue a greater number of shares under the Equity Line of Credit for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares of our common stock to be issued to Cornell Capital Partners, LP, under the Equity Line of Credit, at various prices.

Purchase Price	$0.25	$0.50	$1.00
Number of Shares required
to draw full draw down
equity line of credit (1)	40,000,000	20,000,000	10,000,000
Total Outstanding(2):	47,218,396	27,218,396	17,218,396
Percent Outstanding(3):	84.71%	73.48%	58.08%

(1) Represents the number of shares of common stock to be issued to Cornell Capital Partner, LP under each scenario as a percentage of the total amount outstanding under such scenario.

(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partner, LP.

(3) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

In addition to showing the inverse relationship, the above table also shows that the issuance of shares under the Equity Line of Credit may result in a change of control. If all or a significant block of these shares are held by one or more shareholders working together, then such shareholder or shareholders would have enough shares to assume control of Cyberlux by electing its or their own directors.

In addition, in connection with the Equity Line of Credit, we issued 300,000 shares of our common stock to Cornell Capital Partners, L.P as a commitment fee and  13,333 shares of our common stock to Westrock Advisors, Inc. as a placement agent fee.

REGISTRATION RIGHTS. We granted to Cornell Capital Partners, L.P. certain registration rights. The registration statement accompanying this prospectus will register such shares upon effectiveness. The cost of this registration will be borne by us.

NET PROCEEDS. We cannot predict the total amount of proceeds to be raised in this transaction, in part, because we have not determined the total amount of the advances we intend to draw. However, we expect to incur expenses of approximately $30,000 consisting primarily of professional fees incurred in connection with registering 42,740,430 shares in this offering. In addition, we are obligated to pay an underwriting discount to Cornell Capital equal to 5% of each advance.

USE OF PROCEEDS. We intend to use the net proceeds received under the Equity Line of Credit for general corporate purposes. Please see "Use of Proceeds."

PLAN OF DISTRIBUTION

The selling stockholders have advised us that the sale or distribution of Cyberlux 's common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, donees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of Cyberlux 's shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of Cyberlux 's shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of Cyberlux 's common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit agreement. Cornell Capital Partners, L.P. will pay our Company 100% of the lowest closing bid price of Cyberlux 's common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the 6 days immediately following the advance date. On each Advance Date, we shall pay to Cornell Capital Partners, L.P., 5% of each Advance as an underwriting discount.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. We will inform the selling stockholders that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders must be registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to  indemnify the selling stockholders and their controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $30,000, a commitment fee of 300,000 shares of our common stock, a placement fee of  13,333 shares of our common stock and a 5% underwriters discount of the gross proceeds received under the Equity Line of Credit. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit.

The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of common stock of Cyberlux while such selling shareholders are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling shareholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. Cornell Capital Partners can cover any short positions only with shares received from Cyberlux under the Equity Line of Credit. We will advise the selling stockholders that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

THE FOLLOWING INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF CYBERLUX AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS FILING. STATEMENTS IN THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION AND ELSEWHERE IN THIS PROSPECTUS THAT ARE NOT STATEMENTS OF HISTORICAL OR CURRENT FACT CONSTITUTE "FORWARD-LOOKING STATEMENTS."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

When used in this Form SB-2 and in our future filings with the Securities and Exchange Commission, the words or phrases will likely result, management expects, or we expect, will continue, is anticipated, estimated or similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speak only as of the date made.  These statements are subject to risks and uncertainties, some of which are described below.  Actual results may differ materially from historical earnings and those presently anticipated or projected.  We have no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect anticipated events or circumstances occurring after the date of such statements.

GENERAL OVERVIEW

The Company is in the development stage and  its efforts have been principally devoted to designing, developing manufacturing and marketing advanced lighting systems that utilize white (and other) light emitting diodes as illumination elements.

REVENUES

We have generated no operating revenues from operations from our inception. We believe we will begin earning revenues from operations in our second year of actual operation as the Company transitions from a development stage company to that of an active growth and acquisition stage company.

COSTS AND EXPENSES

From our inception through December 31, 2002, we have not generated any revenues. We have incurred losses of $1,791,029during this period. These expenses were associated principally with equity-based compensation to employees and consultants, product development costs and professional services.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2002, we had a working capital deficit of $1,129,365. As a result of our operating losses from our inception through December 31, 2002, we generated a cash flow deficit of  $697,746  from operating activities. Cash flows used ininvesting activities was $102,494 during the period May 17, 2000 (date of Company's inception) through December 31, 2002 . We met our cash requirements during this period through the private placement of $174,326 of common stock, $512,455 from the issuance of  notes (net of repayments and costs), $123,545 from the issuance of notes payable to Company officers and shareholders

While we have raised capital to meet our working capital and financing needs in the past, additional financing is required in order to meet our current and projected cash flow deficits from operations and development. We are seeking financing in the form of equity in order to provide the necessary working capital. We currently have no commitments for financing. There is no guarantee that we will be successful in raising the funds required.

By adjusting its operations and development  to the level of capitalization , management belives it has suffucient capital  resources to meet  projected cash flow deficits through the next twelve months . However, if thereafter, we are not successful in generating sufficient liquidity from operations or in raising sufficient capital resources, on terms acceptable to us, this could have a material adverse effect on our business, results of operations liquidity and financial condition.

AUDITORS' OPINION EXPRESSES DOUBT ABOUT THE COMPANY'S ABILITY TO CONTINUE AS A GOING CONCERN:

The independent auditors report on the company's December 31, 2002 financial statements included in this Form states that the Company's recurring losses raise substantial doubts about the Company's ability to continue as a going concern.

RECENT ACCOUNTING PRONOUNCEMENTS

Statement of Financial Accounting Standards No. 141, "Business Combinations" (SFAS No. 141), and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142). The FASB also issued Statement of Financial Accounting Standards No. 143, "Accounting for Obligations Associated with the Retirement of Long-Lived Assets" (SFAS No. 143), and Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144) in August and October 2001, respectively.

SFAS No. 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interest method. The adoption of SFAS No. 141 had no material impact on the Company's consolidated financial statements.

Effective January 1, 2002, the Company adopted SFAS No. 142. Under the new rules, the Company will no longer amortize goodwill and other intangible assets with indefinite lives, but such assets will be subject to periodic testing for impairment. On an annual basis, and when there is reason to suspect that their values have been diminished or impaired, these assets must be tested for impairment, and write-downs to be included in results from operations may be necessary. SFAS No. 142 also requires the Company to complete a transitional goodwill impairment test six months from the date of adoption.

Any goodwill impairment loss recognized as a result of the transitional goodwill impairment test will be recorded as a cumulative effect of a change in accounting principle no later than the end of fiscal year 2002. The adoption of SFAS No. 142 had no material impact on the Company's consolidated financial statements

SFAS No. 143 establishes accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. It also provides accounting guidance for legal obligations associated with the retirement of tangible long-lived assets. SFAS No. 143 is effective in fiscal years beginning after June 15, 2002, with early adoption permitted. The Company expects that the provisions of SFAS No. 143 will not have a material impact on its consolidated results of operations and financial position upon adoption. The Company plans to adopt SFAS No. 143 effective January 1, 2003.

SFAS No. 144 establishes a single accounting model for the impairment or disposal of long-lived assets, including discontinued operations. SFAS No. 144 superseded Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS No. 121), and APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". The Company adopted SFAS No. 144 effective January 1, 2002. The adoption of SFAS No. 144 had no material impact on Company's consolidated financial statements.

In April 2002, the FASB issued Statement No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This Statement rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishments of Debt", and an amendment of that Statement, FASB Statement No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements" and FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers". This Statement amends FASB Statement No. 13, "Accounting for Leases", to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that a similar to sale-leaseback transactions. The Company does not expect the adoption to have a material impact to the Company's financial position or results of operations.

In June 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The Company does not expect the adoption to have a material impact to the Company's financial position or results of operations.

In October 2002, the FASB issued Statement No. 147, "Acquisitions of Certain Financial Institutions-an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9", which removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with Statements No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. In addition, this Statement amends SFAS No. 144, Accounting for the Impairment or Disposal of

Long-Lived Assets, to include in its scope long-term customer relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. The requirements relating to acquisitions of financial institutions are effective for acquisitions for which the date of acquisition is on or after October 1, 2002. The provisions related to accounting for the impairment or disposal of certain long-term customer-relationship intangible assets are effective on October 1, 2002. The adoption of this Statement did not have a material impact to the Company's financial position or results of operations as the Company has not engaged in either of these activities.

In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure", which amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of Statement 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The adoption of this statement did not have a material impact on the Company's financial position or results of operations as the Company has not elected to change to the fair value based method of accounting for stock-based employee compensation.

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities." Interpretation 46 changes the criteria by which one company includes another entity in its consolidated financial statements. Previously, the criteria were based on control through voting interest. Interpretation 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. A company that consolidates a variable interest entity is called the primary beneficiary of that entity. The consolidation requirements of Interpretation 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The Company does not expect the adoption to have a material impact to the Company's financial position or results of operations.

PRODUCT RESEARCH AND DEVELOPMENT

We anticipate continuing to incur  research and development expenditures in connection with the development of the Cyberlux Wireless Lighting System  during the  next twelve months.  This includes, but is not limited to: a Landscape Illumination System and OEM Task Light designed for use by helmet manufacturers that produce specialty headgear for the military; police/fire and safety; mining industry, and ski/cycle safety firms.

These projected expenditures  are dependent upon our generating revenues and obtaining sources of financing in excess of our existing capital resources. There is no guarantee that we will be successful in raising the funds required or generating revenues sufficient to fund the projected costs of research and development during the next twelve months.

ACQUISITION OR DISPOSITION OF PLANT AND EQUIPMENT

We do not anticipate the sale of any significant property, plant or equipment during the next twelve months. We do not anticipate the acquisition of any significant property, plant or equipment during the next 12 months.

NUMBER OF EMPLOYEES

From our inception through the period ended December  31, 2002, we have relied on the services of outside consultants for services and  currently have four (4) full time employees.  In order for us to attract and retain quality personnel, we anticipate we will have to offer competitive salaries to future employees. We do not anticipate our employment base will significantly change  during the next 12 months. As we continue to expand, we will incur additional cost for personnel. This projected increase in personnel is dependent upon our generating revenues and obtaining sources of financing. There is no guarantee that we will be successful in raising the funds required or generating revenues sufficient to fund the projected increase in the number of employees.

TRENDS, RISKS AND UNCERTAINTIES

We have sought to identify what we believe to be the most significant risks to our business, but we cannot predict whether, or to what extent, any of such risks may be realized nor can we guarantee that we have identified all possible risks that might arise. Investors should carefully consider all of such risk factors before making an investment decision with respect to our Common Stock.

DESCRIPTION OF BUSINESS

OUR BUSINESS

PRINCIPAL PRODUCTS AND PRINCIPAL MARKETS

In April 1999, Research Econometrics, LLP, began an investigative research study for a new long-term interim lighting system to be used during power outages.  Research Econometrics is a limited liability partnership in which the president of Cyberlux Corporation, Donald F. Evans, was a partner.

During the course of the research study, the newly developed bright white diode was discovered, which served to validate the intent of the study, as an economical solution to long-term battery powered interim lighting systems. Subsequently, Cyberlux Corporation was formed to pursue development of diode illumination products. Research Econometrics Partners founded Cyberlux and received stock therein in return for assignment of research data and a provisional patent  (see Changes in Securities page 9).

The original patent application was filed as Electrochemical Portable Power Plant and Lighting System, September 30, 1999 and registered as a provisional patent, number 60/156/718, on October 14, 1999. The provisional patent was assigned to Cyberlux, a corporation in formation, on March 31, 2000. The patent application was subsequently expanded to include mechanical drawings, resubmitted as CYBERLUX STORM LIGHT on April 16, 2001 and registered as a provisional patent number 60/283/898 on July 2, 2001.

The patent and trademark development was undertaken by the law firm of Alston and Bird, LLP on May 19, 2001.Trademarks for Cyberlux, serial number 76/339,373 and the Home Safety Light, serial number 76/337,236 were effective on November 16, 2001 and November 12, 2001, respectively. The comprehensive  utility patent application entitled, APPARATUS AND METHODS FOR PROVIDING EMERGENCY LIGHTINGwas filed by Alston and Bird on January 11, 2002.  The current status of the twenty-six patent claims contained in the application during its review period is that of Patent Pending.

The reliable manufacture of Cyberlux designed products requires the coordination of resources to provide detailed working drawings to tool manufacturers for injection molded parts and optics; precise circuitry diagrams to receive diodes, resistors and capacitors into the electronics platform; source identification for volume supplies of batteries and diodes; packaging considerations for presentation of product and corresponding dimensions of containment's for shipping and display; and an experienced contract assembly organization with an extensive infrastructure capable of collation of all component parts, assembly, testing, packaging and inventory of the finished product(s).

The business of the Company is conducted through outsource relationships with specific professionals who are engaged based upon tasks in which they are credentialed specialists.  Management decided from the outset that skills in industrial design, electrical engineering, injection mold development, packaging, product assembly, testing and delivery functions would, from an economic perspective, be best conducted through contract relationships with professional firms rather than through a large diverse employee base.

During the Fall of 2000, Cyberlux identified Shelby County Community Services (SCCS), Shelbyville, Illinois, as a contract manufacture and assembly organization that was well positioned to meet our requirements.  SCCS has over a decade of successful performance on behalf of Fortune 100 companies and represented the quality of management, performance and fiscal stability that Cyberlux sought to employ in the production process.

We entered into a Proprietary Product Manufacturing Agreement with SCCS (see Exhibit 10a) on April 24, 2001 that provides for the purchase of all component parts for our products by SCCS; conformance of parts acquired to Cyberlux specifications; exact assembly of parts in accordance with schematics; verified accountable tests of each unit prior to packaging; individual-packaging; finished goods inventory warehousing; palletized shipping containment's per purchase orders; and loading for shipment FOB Shelbyville. Under the terms of the agreement, SCCS is initially obligated to assemble, package and ship 80,000 lights every thirty working days, unless modified by both parties.  The actual number of units produced is a function of purchase orders submitted by Cyberlux based upon purchase orders received by Cyberlux for retailers. Cyberlux has agreed to pay SCCS 112% of the costs associated with production of finished products within thirty days of the shipment date. The agreement also provides that profits for sales of replacement parts will be split 40% to SCCS and 60% Cyberlux. SCCS has estimated that parts, components and shipping costs per unit as of the date of the agreement was $11.48. The estimate could vary based upon market conditions and  volume pricing

SCCS coordinates materials inventory with Cyberlux approved vendors based upon purchase orders or blanket orders for products. Robrady Design, Inc., our industrial design firm, is instrumental in providing detailed working drawings for injection molded parts to tool manufacturers in the US and abroad. We have retained International Consolidated Technologies (ICT), an Illinois corporation headquartered in Casey, Illinois, to produce multi-cavity steel molds and temporary molds required for proprietary injection molded parts. The molds will be manufactured at ICT's plant in Korea and the component part manufacture will occur in Casey, IL, which is within 35 miles of the SCCS assembly operation in Shelbyville, IL.

On October 29, 2001, we entered into a supply agreement with the engineering firm of TKJ, Inc. in Northbrook, Illinois in which TKJ would design and oversee manufacture of the Home Safety Light. TKJ would retain the exclusive right to manufacture and supply the electronic assemblies  for the Light for the life of the design. In return for this exclusive manufacturing right, TKJ will contribute engineering support, design testing, material sourcing and component part price negotiating. TKJ has estimated the unit pricing for the PCB assembly only: 60,000 units at $8.30 each, 500,000 units at $8.01 each. 1,000,000 units at $7.78 each and 2,000,000 units at $7.38 each. This estimate made by TKJ is a function of the relationship of component cost to the number of ordered from a supplier (e.g. , the larger the number of components, purchased in any one order, the lower the per piece cost supplied). We agree with the estimates provided by TKJ consistent with its volume projections and the price thresholds associated with those volumes. These estimates may vary based upon market conditions and volume pricing.

TKJ manages our proprietary circuitry design. TKJ has engaged an integrated circuit board contract manufacturer, Controls, Inc., Logansport, Indiana, to manufacture the electronic platforms to precise specifications. Although the boards are rigidly tested prior to shipment to Shelbyville, SCCS will test each board on receipt consistent with the quality assurance protocols established by Cyberlux.

TKJ has negotiated diode supply agreements with Nichia Chemical and others. Nichia Chemical, Tokushima, Japan, a major manufacturer of diodes, will be supplying us with white lights for our products. Although Nichia is the principal supplier, we are also searching for other manufacturers of these diodes who may have equal or greater quality diodes at favorable prices. SCCS has been delivered an agreement provided by Cyberlux wherein Rayovac supplies AA alkaline batteries to SCCS for $.152 per unit, FOB Shelbyville, IL. The agreement with Rayovac provides for certain cooperative advertising arrangements wherein the Rayovac logo is displayed prominently on the Home Safety Light packaging.

DISTRIBUTION METHODS OF OUR PRODUCTS

We have targeted our marketing and sales efforts of our initial product, the Home Safety Light, to home improvement chain retailers, which have historically experienced a high volume flow of consumers, many of whom may be classified as opportunistic buyers. Although the consumer may be in the store for a specific item, if the retailer in a prominent position features a new product, the consumer is inclined to evaluate its merits. By researching locations in the various stores, we feel that our initial product will get the most exposure in the home safety section that displays products, which concentrate on items such as fire alarms, child protection products and other items that protect homeowners from potential dangers in the home. We recognize these markets as the optimum entry point for introduction of the Cyberlux Home Safety Light to be followed by a broader market exposure in the mass-market chain stores.

During the Spring of 2001, we had an opportunity to show design illustrations of the Home Safety Light to certain sales representatives that routinely call on the leading home improvement warehouse chains. We entered into an agreement with Hynes, Inc., Charlotte, North Carolina, a national sales organization founded in 1939 to market and sell our products. Pursuant to the agreement, Hynes will provide a sales force for $1,000 per month plus commission based upon a declining commission rate 12% on the first $500,000 to 4% on all sales over $3,000,000, The term of the agreement is one year with automatically renewable one year terms. Hynes represents manufacturers to retail chain stores, which include Lowe's and Home Depot. Hynes maintains sales offices from Maine to Florida west to Texas and Oklahoma. Hynes will also service the accounts, process orders electronically and coordinate tracking of deliveries through real time communications with Cyberlux and SCCS.

We submitted proposals to retail stores, wherein we suggested introduction of the Home Safety Light through its stores located in Virginia, North Carolina, South Carolina and Florida. We have since expanded the proposal to include stores located in Alabama, Mississippi, Louisiana and Texas. The product introduction in the stores suggested is consistent with the geography usually affected by storm activity during the Hurricane Season (June 1 through November 30). One characteristic of the Hurricane Season is the incidence of power outages caused by severe storms. The Home Safety Light is designed as a long-term interim light source which is particularly useful during power outages. In anticipation of providing the product to the stores suggested, Cyberlux issued a purchase order to SCCS for 10,000 Home Safety Lights which have been produced. The proposals are currently under consideration, but no purchase orders have yet been received from them.

We have made provisions to produce up to 80,000 units per month at the SCCS facilities. We have undertaken other marketing initiatives with SCCS, a not-for-profit quasi-government entity, which will introduce the Home Safety Light in a different format to the Federal Emergency Management Agency (FEMA), the Department of Defense (DOD) and comparable state, county and municipal emergency service organizations. While SCCS has received no commitments from these agencies to purchase our products, SCCS currently does business with these entities and is of the opinion that their emergency services would be enhanced by the use of our products.

We have retained an advertising and public relations firm, Howard Merrell Partners which will initiate a campaign in the first quarter of 2003 to create interest in and educate potential consumers to the merits of the Cyberlux Home Safety Light. Although the central advertising message is product benefit to the consumer, the underlying emphasis is the identity of Cyberlux as a leader in diode illumination or applied optoelectronics. This approach is designed to educate the consumer to identify Cyberlux as a brand name that will support interest in new products.

We have developed an Internet web site (www.cyberlux.com) in which we market the Home Safety Light.

STATUS OF ANY ANNOUNCED NEW PRODUCTS

The Cyberlux Home Safety Light is a portable fixture that may be hand-held, placed on a level platform in a horizontal or vertical plane, or suspended by a wall-mounted hook to broadcast a blanket of light. The fixture, patent pending, is designed to produce three levels of light, which are activated by simply pushing a button. Level one activates 4 amber diodes which serve as a locator or night light and can provide up to 500 hours of light on one set of batteries. Level two disengages the amber diodes and activates 6 white diodes which produce a reading level lightand can provide up to 42 hours of light on one set of batteries. Level three engages all 10 diodes to produce an intense space light for room, corridor or stairwell illumination and can provide up to 27 hours of light on one set of batteries.  To that extent, the Home Safety Light is unique in that through the use of diodes and circuitry, it is able to provide up to 500 hours of light on one set of batteries. It has no bulbs, such as are used in flashlights, which normally provide only one to two hours of illumination. When a home suffers power outage, without the necessary illumination to move about the house during this period, the occupants are placed in a precarious situation. Using the moderate level of illumination, the Home Safety Light can provide 42 hours of illumination and under high intensity illumination, it can provide 27 hours of illumination. In other words, the Home Safety Light can provide practically a full week of reliable, portable light in storm situations and power outages (based on use of moderate level of light for seven days at six hours per day without battery replacement).

The circuitry design of the Cyberlux Home Safety Light contributed to the development of a second-generation product, Cyberlux Wireless Interim Lighting System (CWILS), which is currently in the design and testing stage. CWILS is a permanently installed system comprised of three light fixtures and one radio frequency (RF) transmitter. The circuit board in each of the fixtures contains an RF receiver that is activated by a signal from the RF transmitter that is plugged into an electrical wall outlet in a home or business. When the power that activates the wall outlet is interrupted (as in a power outage), the RF transmitter sends a signal to the three fixtures, which illuminates the diodal lighting elements thereby providing a bright blanket of light to the space in which the fixture is installed. Pending successful sales of the Home Safety Light and obtaining additional financing, the CWILS product is scheduled for introduction to retail sales during the second quarter of 2003. The CWILS product was scheduled for introduction to resales in the fourth quarter of 2002, but we had to push it back because of a shortage of funds.

INDUSTRY BACKGROUND

Our Company was born from an investigative research study designed to identify a new approach to the development of an electrochemical (battery powered), portable, interim lighting system capable of providing safe illumination for extended periods of time to property owners deprived of electrical service caused by power outages. Although power outages have come to be a recurring phenomenon due to anomalies in electrical service distribution networks, the focus of the initial study was on disruptions caused by severe storm activity along the Atlantic and Gulf States' coastlines and the corresponding affected inland electrical grids. The National Weather Service labels annual storm activity as the Hurricane Season, which is officially monitored from June 1st to November 30th each year. Other deficiency outages not related to weather have been labeled by the press as rolling blackouts.

The loss of electrical power related to tropical and subtropical storms can be wide spread and cover extensive regional segments surrounding the matrix of the storm.  It is the pervasive incidence of power outages that identified the need for a reliable, durable, safe and economical interim lighting system for property owners and the general population in areas affected by these seasonally severe weather systems.  The research conducted to identify an optimum interim lighting system led to the discovery of a new illumination technology (optoelectronics).  We plan to implement this technology through the development of diode illumination fixtures for domestic, commercial and industrial applications.  Management has identified several opportunities, which are discussed in Section (10) Research and Development Activities below, where our optoelectronic technology can be introduced as a cost effective solution for antiquated, expensive and unreliable lighting systems currently in use.  The introduction of our Cyberlux Home Safety Light is an example of our advanced illumination technology.  We hope that this will establish us as an innovative leader in the industry.

REGULATION

Our advertising and sales practices concerning the Home Safety Light and the Wireless Interim Lighting Systems are regulated by the Federal Trade Commission and state consumer protection laws.  Such regulations include restrictions on the manner that we promote the sale of our products. We believe we are in material compliance with such regulations.

EFFECT OF EXISTING OR PROBABLE GOVERNMENT REGULATIONS

We believe that we will be able to comply in all material respects with laws and regulations governing the conduct of business operations in general.  We are not aware of any pending government regulations that may adversely affect our business.

RESEARCH AND DEVELOPMENT ACTIVITIES

The Cyberlux Wireless Interim Lighting System (CWILS), referenced in sub section (3) above, is an example of ongoing research into several applications for our technology.  Other products that have been positioned for design and testing are battery powered trade show display lighting elements; navigational lighting for small craft; sealed lighting elements for miner's helmets; and replacement lighting elements for hard-wired outdoor walkway, parking lot or landscape illumination systems.  During the last two years, we have incurred research and development expenses of $157,314 for the year 2000,  $85,500 f or the year 2001 and $1,250 for the year 2002.  These amounts do not include administrative overhead, travel or other expenses associated with that development.

              Research and Development Expenses for the year 2000

Charges to research and development by
Research Econometrics prior to incorporation of
Cyberlux Corporation in May 2000:	$40,259.00

In May 2000, all research and development was assigned to Cyberlux Corporation (incorporated May 17, 2000) which continued the research and development effort with Technology Associates, Inc., Reno, Nevada and later with Light Technology, Inc., Sarasota, Florida. The following amounts were expended directly to the two companies for development of circuitry, optics and mechanical design:

Technology Associates	$ 5,055
Light Technology, Inc.	108,500
Light Technology, Inc.	3,500
$ 117,055

Total Year 2000	$ 157,314

Research and Development Expenses for the year 2001

In January 2001, it became clear that Light Technology, Inc. could not produce a production prototype model to the specifications provided by Cyberlux.  (On April 18, 2001, we subsequently filed a civil complaint against Light Technology, Inc. and Safe-Light Industries, LLP and their principals alleging breach of contract, fraud, misappropriation of trade secrets and sought injunctive action against the defendants to prevent them from misappropriating trade secrets as well as to recovery monetary damages) (See Legal Proceedings, page 30.)

At that time, Cyberlux identified and retained an industrial design firm, Robrady Design, Inc., Sarasota, Florida and an electronic circuitry design firm, TKJ, Inc, Northbrook, Illinois to pursue development consistent with Cyberlux specifications.

TKJ, Inc.	$ 2,500.00
Robrady Design, Inc.	83,000.00
Total Year 2001	$ 85,500.00

All the amounts paid to Robrady were for design work done on the Home Safety Light. with the exception of a $20,000 Convertible Debenture for future work on the Cyberlux Wireless System. As of this date, Robrady has been paid in full for all services rendered. The contract with Robrady Design, Inc. for work on the storm light device (Home Safety Light) reflects a base price estimate of $70,000.00. In addition, however, there are three expense categories to be paid on an as incurred basis. These categories are listed as Material Expenses, Travel Expenses and Additional Work Requested (page 9 of contract). Robrady was instructed to fabricate 12 prototype lights which required the creation of rubber molds from which plastic parts integral to completion of the fixture could be produced. (Temporary rubber molds are created by a stereo lithography process to build a limited number of precision parts for prototype model production by hand.) All of these costs were paid on delivery of the prototype units ordered.. As of this date, Robrady Design, Inc. has been paid in full for all work performed in connection with the Home Safety Light and has been prepaid ($20,000 Convertible Debenture) for preliminary design work on the Cyberlux Wireless System. The Debenture entitles the holder to 10% interest per annum.  The holder, subject to prior redemption by Cyberlux, may convert the debenture into common stock of Cyberlux in a ratio of one common share for each one dollar amount of principal.  The original maturity date of March 31, 2002, was extended by the Cyberlux Board of Directors to March 31, 2003.

During the year 2002, the Company has incurred $ 1,250 as  research and development expenses. The Company has incurred $ 244,064 on research and development from the May 17, 2000 (date of inception ) till December 31, 2002.

EMPLOYEES

We currently have four (4) full time employees.  Our employees are primarily at the executive level based upon our role in coordination of outsource contracts for manufacturing and other production considerations.  Currently, there exist no organized labor agreements or union agreements between Cyberlux and our employees.  However, we have employment agreements with the following executive officers:  Donald F. Evans, President (see Exhibit 10b), Alan H. Ninneman, Senior Vice President (see Exhibit 10c) and John W. Ringo, Secretary and Corporate Counsel (see Exhibit 10d).  We believe that our relations with our employees are good.

DEPENDENCE ON KEY PERSONNEL

The success of our Company depends upon the efforts, abilities and expertise of our executive officers and other key employees, including our Chief Executive Officer, Senior Vice President for Operations, Treasurer/Chief Financial Officer and Secretary/Corporate Counsel.  The loss of the services of such individuals and/or other key individuals could have a material adverse effect on our operations.

DEPENDENCE ON KEY CUSTOMERS

The Company is currently not dependent on any single customer for a significant portion of its annual sales.

MAJOR SUPPLIERS

The Company is currently not dependent on any major suppliers. The Company does rely on its investor and lender relationships as a source of capital for its operations.

COMPLIANCE WITH COST OF ENVIRONMENTAL REGULATIONS

The Company currently has no costs associated with compliance with environmental regulations. However, there can be no assurances that the Company will not incur such costs in the future.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information with respect to each of our executive officers or directors.

Name	Age	Position	Appointed

Donald F. Evans	67	President & Chairman of the Board	May 19, 2000

John W. Ringo	58	Secretary, Corporate Counsel & Director	May 19, 2000

Alan H. Ninneman	59	Senior Vice President & Director	May 19, 2000

David D. Downing	52	Treasurer & CFO	May 19, 2000

Work Experience

Donald F. Evans, President, Chairman of the Board - Mr. Evans graduated from the University of North Carolina, Chapel Hill, NC with a BS Degree in Economics. Mr. Evans represented the investment interest of Research Econometrics in Waste Reduction Products Corporation, a privately held North Carolina corporation from June of 1996 to until March of 1999.  Mr. Evans served on the Board of that Company and as its representative for product sales to the U.S. Department of Defense.  On March 19, 1999, Research Econometrics sold its interest in Waste Reduction Products Corporation and on April 1, 1999, he began an investigative research study on behalf of Research Econometrics into the feasibility of a long-term electrochemical interim lighting system.  The resulting study identified the feasibility of white diodes as lighting elements which, when managed by solid state circuitry, would provide a reliable source (over forty-two hours from one battery pack) lighting solution to homeowners or businesses during extended  power outages.  The study provided the performance specifications and methods for the development of the light which led to the formation of Cyberlux Corporation in May 2000 as the business management entity for the project.  Mr. Evans has served as the CEO of Cyberlux since its inception.

John W. Ringo, Secretary, Corporate Counsel & Director - Mr. Ringo graduated from the University of Kentucky. Lexington. KY with a BA Degree in Journalism Subsequently, he received a Juris Doctor Degree from the University of Kentucky College of Law.  Since 1990, he has been engaged in private practice in Marietta, GA specializing in corporate and securities law. He is a former Staff Attorney with the U. S. Securities and Exchange Commission, a member of the Bar of the Supreme Court of the United States, the Kentucky Bar Association and the Georgia Bar Association. Mr. Ringo is a founder of Cyberlux and has served as Secretary and General Counsel since its inception.

Alan H. Ninneman, Senior Vice President & Director - Mr. Ninneman attended Elgin Community College, Elgin, IL and subsequently majored in business administration at Southern Illinois University, Carbondale, IL. Mr. Ninneman was a senior support analyst for Tandem Computer, San Jose, California from 1982 to 1985; senior business analyst at Apple Computer, Cupertino, California from 1985 to 1987; Director of Operations at Scorpion Technologies, Inc., San Jose, California; and CEO of City Software, Inc., Albuquerque, New Mexico from 1992 until becoming a founder of Cyberlux in May 2000.Mr. Ninneman is responsible for the Company's operations systems.

David D. Downing, Treasurer & CFO - Mr. Downing graduated from Grove City College, Grove City, PA with a BA Degree in Accounting. Mr. Downing joined Marietta Industrial Enterprises, Inc., Marietta, Ohio in November 1991 as its Chief Financial Officer.  He was elected to the Board of Directors of that Company in January 1994.  He has been a Director of American Business Parks, Inc., Belpre, Ohio since January 1998 and served as a director of Agri-Cycle Products, Inc. from May 1998 until April 2001.  He is a founder of Cyberlux and served as its Treasurer since its inception.

EXECUTIVE COMPENSATION: EMPLOYMENT AGREEMENTS

 Although the Company has employment agreements with Messrs. Evans, Ringo and Ninneman which call for compensation as listed below, no salaries have been paid during the development stage.  These  officers have agreed to receive accrued management fees in the form of bonus payments after revenues are available from product sales.  No officer or director has received any compensation as of yet until such time as we begin generating revenues.  However, the following table sets forth the annual compensation due our executives that has accrued based on the inability of the Company to meet the obligation.

SUMMARY COMPENSATION TABLE
					Long Term Compensation
		Annual Compensation			Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principle Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
Donald F. Evans, President CEO Director	2000 2001 2002	$28,500 $98,004 $98,004	$0 $0 $0	$0 $0 $0	$0 $0 $0	200,000 shs/common	$0	$0

John W. Ringo, Secretary and Director	2000 2001 2002	$13,000 $69,000 $69,000	$0 $0 $0	$0 $0 $0	$0 $0 $0	150,000 shs/common	$0	$0

Alan H. Ninneman, Senior VP and Director	2000 2001 2002	$15,000 $78,000 $78,000	$0 $0 $0	$0 $0 $0	$0 $0 $0	150,000 shs/common	$0	$0

David D. Downing, Treasurer and CFO	2000 2001 2002	$0 $0 $0	$0 $0 $0	$0 $0 $0	$0 $0 $0	100,000 shs/common	$0	$0

Footnotes to Executive Compensation:

  No officer has been paid a salary since our inception as a capital conservation measure designed to invest all available funds into the development of our products.  Annual compensation began accruing in the form of management fees as of July 2000.  The compensation indicated in the table is the annualized amount of salary to be paid the respective officers in accordance with their employment agreements.  Salary accruals for Mr. Evans began in July 2000 at $3,000 per month through September 2000 and $6,500 per month from October to December 2000.  Salary accruals for Messrs. Ninneman and Ringo began in September 2000 at $3,000 each for September and October 2000, followed by $4,500 in November and December for Mr. Ninneman and $3,500 in November and December for Mr. Ringo.  From 2001 forward, salaries have accrued in accordance with the annualized salaries outlined in the table. Pursuant to their employment agreements, Messrs Evans, Ninneman and Ringo are to receive monthly salaries of $8,167, $6,500, and $5,750 respectively.  The salary accruals are non-interest bearing obligations of the Company that are to be retired from revenues when product sales begin.
  Salary accruals in the form of management fees for Messrs. Evans, Ninneman and Ringo for the year 2000 were $28,500, $15,000 and $13,000 respectively.  Salary accruals for Messrs. Evans, Ninneman and Ringo for the year 2001 were $98,004, 78,000 and 69,000 respectively.  In November 2001, Messrs. Evans, Ninneman and Ringo were paid $5,000 each. Salary accruals for Messrs. Evans, Ninneman and Ringo for the years 2001 and 2002 were $98,004, $78,000 and 69,000 respectively.

On January 1, 2003, the employment agreements of Messrs. Evans, Ninneman and Ringo were amended to increase their annual salaries to $180,000, $102,000 and $102,000, respectively. On that same date, David D. Downing entered in to an employment agreement in which he will be paid an annual salary of $102,000.

  Compensation to officers has been deferred as a capital conservation measure designed to invest available funds into development of saleable products.
  Management's salaries will be based upon the performance of the Company.  Management's performance bonuses will be decided by a majority of the Board of Directors of the Company and may be increased by the Board of Directors from year to year consistent with goals established by the Board to the benefit of shareholders.
  Members of the Company's Board of Directors will serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified, unless earlier removed as provided in the Bylaws of the Company.  Executive officers serve at the pleasure of the Board of Directors.

COMPENSATION OF DIRECTORS

There are no arrangements made to compensate any director for services as a director. Such arrangements for compensation of directors for services will commence once we begin earning revenues.

STOCK OPTION GRANTS IN THE PAST FISCAL YEAR

STOCK OPTION PLAN

The Company has created an Employee Stock Option Plan for incentive/retention of current key employees and as an inducement to employment of new employees.  The plan, which sets aside 600,000 shares of common stock for purchase by employees, was made effective in the second quarter by the Board of Directors.  Cyberlux will not issue options or warrants to any employee or affiliate with an exercise price of less than 85% of the fair market value of the Common Stock on the date of the grant.

Option/SAR Grants in Last Fiscal Year
Individual Grants
(a)	(b)	(c)	(d)	(e)

Name	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date
Donald F. Evans	100,000	16.7%	$0.001/sh	2011
John W. Ringo	100,000	16.7%	$0.001/sh	2011
Alan H. Ninneman	100,000	16.7%	$0.001/sh	2011
David D. Downing	50,000	8.3%	$0.001/sh	2011

Aggregate Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values
(a)	(b)	(c)	(d)	(e)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-the Money Options/SARs at FY-End ($) Exercisable/Unexercisable
Donald F. Evans	100,000	$14,900	100,000 shs	$ 14,900
John W. Ringo	50,000	$ 7,450	50,000 shs	$7,450
Alan H. Ninneman	50,000	$ 7,450	50,000 shs	$7,450
David D. Downing	50,000	$ 7,450	50,000 shs	$7,450

On January 3, 2003, our Board approved a 2003 Incentive Stock Option Plan which will provide 2,000,000 shares of common stock  to underwrite options and declared the  current eligible participants as follows:

Donald F. Evans	600,000 shares
David D. Downing	250,000 shares
John W. Ringo	200,000 shares
Alan H. Ninneman	200,000 shares
Open	750,000 shares

DESCRIPTION OF PROPERTY

Our corporate headquarters are located at 50 Orange Road, Pinehurst, North Carolina 28374.  The office space is defined as the 12' by 14' office located at the northeast corner of the property situated at 50 Orange Road, Pinehurst, North Carolina 28374 and adjacent common spaces consisting of restroom facilities, storage closets and conference room access.  Equipment consists of two telephone units; two calculators; one HP printer, copier, fax; one IBM typewriter; one IBM computer with CTX color monitor and Logitech keyboards.  Furniture and fixtures consist of two leather executive swivel chairs; two executive desks; two 2 drawer file cabinets; one lateral file cabinet; one cherry wood storage cabinet; one steel typewriter table; two brass banker's lamps, two extended halogen task lamps and various desk top appurtenances.

Research Econometrics, LLP, provides these facilities to Cyberlux at a cost of $650 per month.  The managing partner of Research Econometrics, LLP, Carothers H. Evans, is the son of Donald F. Evans, president of Cyberlux.  The leasing terms represent a fully negotiated contract price between two related parties at an arms length transaction.  According to the Sublease Agreement, as of July 1, 2000 the space is rented on a month-to-month basis continuing until such use and enjoyment is terminated by either party on thirty days notice in writing.  Our management believes that suitable expansion space is available to meet our future needs at commercially reasonable terms, if required.

LEGAL PROCEEDINGS

On April 18, 2001, Cyberlux filed a civil complaint against Light Technology, Inc., Ervin J. Rachwal, Safe-Light Industries, LLC a/k/a JFER Innovations Group, LLC, James Meyer and John Fleming alleging fraud, breach of contract, monies lent, misappropriation of trade secrets, conspiracy and sought injunctive relief against the defendants to prevent them from misappropriating trade secrets as well as to recover monetary damages

On May 11, 2001, the Court granted a temporary injunction against the Defendants.

On June 5, 2001, the Defendants filed their Answer denying the allegations of the Complaint and filed a counterclaim alleging fraud, violation of Trade Secret Act, breach of contract and money lent.

On January 18, 2002, the Court granted the Defendants' Motion to Dissolve the Injunction.

On January 28, 2002, Cyberlux filed a Motion for Rehearing or Clarification of the Motion to Dissolve.

A hearing on the Cyberlux Motion for Rehearing or Clarification of the Motion to Dissolve was scheduled for March 18, 2002, but was cancelled by the Court and has not been rescheduled.  The injunction still remains in effect until the Court rules on this Motion.

Background:

Cyberlux came into contact with Light Technology, Inc. (LTI) and Rachwal in early 2000.  We were seeking someone with the knowledge and expertise to assist us in the development of an emergency light using white LEDs.  LTI and Rachwal represented that they they had such knowledge and expertise and could finalize the development of the Cyberlux emergency light by September 30, 2000 so that we could begin manufacturing and selling the emergency light by November 2000.  Rachwal and LTI also advised us that we could acquire all the assets of LTI and the rights to LTI's flashlight which also used white LEDs provided Rachwal was made an officer and director of Cyberlux as well as be in charge of design work for the Company.

In order to evaluate this offer, we requested accounting and financial records to verify the representations of LTI and Rachwal and to attempt to ascertain the value of LTI.  Despite repeated attempts, LTI and Rachwal were unable to provide adequate, verifiable financial records.  Nonetheless, in order allow LTI and Rachwal to proceed with the development of the emergency light in order to meet the November shipping deadline, Cyberlux and LTI entered into a Letter of Intent on June 12, 2000. This Letter of Intent also contained a confidentiality clause protecting our interests.  Pursuant to the Letter of Intent we paid LTI $100,000 to develop a prototype of an emergency storm light and possible acquisition of the assets of LTI based upon an independent evaluation of the of the worth of the assets.  We hired the Sarasota CPA firm, Kerkering, Barbario & Co. to independently do an evaluation of the LTI assets. Kerkering, Barbario came to the conclusion that LTI had no verifiable assets of any value.  Furthermore, LTI never developed and produced a working model of the emergency storm light.  We incurred meeting and travel expenses of $36,401 associated with LTI during the period June through December 2000.  $43,699 was expended for marketing expense in anticipation of the promised delivery of the light.  We also made loans to defendant Safe-Light in the Amount of $13,188 to assist in development and marketing of its products based upon representation that the assets of Safe-Light would be acquired by us.

We instituted our complaint against the defendants when we learned, through a local newspaper article that LTI and Safe-Light had merged and had developed an emergency light.  We had confidentiality rights with both companies.  The defendants breached their contracts with us by misappropriating trade secrets and we are seeking monetary damages as well injunctive relief to prevent them from capitalizing on the misappropriation of trade secrets.  Despite the news article in which Rachwal announced that LTI had developed an emergency light, he did not object to the injunction stating that he did not have such a light.

There is no similarity between our product, the Home Safety Light, and LTI's product, known as the Pal Light.  Our product, which is described in detail in the business section, has 10 diodes and provides a blanket of light to light up a room in the event of a power outage.  The LTI product is a small flashlight that uses one diode.  The two products are not in the same category.

Defendant LTI claims that we breached the contract terms of the letter of intent and joint venture agreement by failing to maintain confidential disclosed to us and intentionally disclosing confidential information to third parties.  Despite receiving $100,000 from us defendants claim we failed to fund the development of the Light and claim that we owe them in excess of $100,000 by breaching the letter of intent and joint venture agreement.  Further, defendants claim we failed to pay fees set forth in the licensing agreement notwithstanding that the condition precedent to pay said fees (the successful completion of a private placement by us, which was subsequently withdrawn due to market conditions).

Defendant Safe-Light allege that we requested that they assist us in raising funding for the products discussed in the complaint.  We actually loaned them funds for the development of their barricade light.

In the event that LTI and Rachwal are successful in their claims, we would still be able to sell our product since we have patent applications pending to protect our product.

The Company intends to fully prosecute the Company's claims and actions against the Defendants.  The Company denies the Defendants allegations alleged against the Company in their counterclaim.  This litigation is still in the discovery stage and the ultimate outcome cannot presently be determined.

Court:               Circuit Court of the Twelfth Judicial District In and For Sarasota County, Florida.

Case Name:      Cyberlux Corporation, Plaintiff v. Ervin J. Rachwal, Light Technology, Inc., Safe-Light Industries, LLC a/k/a JFER Innovations Group, LLC, James Meyer and John Fleming.

Case Number:            2001 CA 005309 NC Div. C.

PRINCIPAL SHAREHOLDERS

SECURITY OWNERSHIP OF MANAGEMENT

             The following table sets forth as of  April 29, 2003,certain information regarding the beneficial ownership of our common stock by:

1.       Each person who is known us to be the beneficial owner of more than 5% of the common stock,

2.       Each of our director and executive officers and

3.       All of our directors and executive officers as a group.

            Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, except to the extent such power may be shared with a spouse.  No change in control is currently being contemplated.

Name and Address of	Shares	Percentage of
Beneficial Owner	Beneficially Owned	Shares Outstanding

Donald F. Evans	1,455,000	20.2%
Fifty Orange Road
Pinehurst, NC 28374

David D. Downing	500,000	6.9%
100 Country Meadow Drive
Marietta, OH 45750

Alan H. Ninneman	650,000	9.0%
204 Chaparral Loop, SE
Rio Rancho, NM 87124

John W. Ringo
241 Lamplighter Lane	450,000	6.2%
Marietta, GA 30067

Total ownership by our officers and directors (four individuals)	3,055,000	42.3%

Footnotes:

1.    Mr. Evans was issued 875,000 shares individually in connection with his founding of Cyberlux Corporation and assignment of his patent for the Electrochemical Portable Power and Lighting System to the Company.  Research Econometrics was issued 750,000 shares in connection with an assignment of all of its interests derived from its funding of the initial development of the long-tern interim lighting system.  The Research Econometric shares were distributed to the partners in this venture and, as one of the partners, Mr. Evans received 380,000 of the partnership's 750,000 shares.

2.    380,000 shares received by Mr. Evans pursuant to the distribution of Research Econometrics shares are common stock of the Company owned by him individually.   The balance of the Research Econometric shares were distributed to ten other individual partners no one of whom owns an amount approaching 5% of the shares outstanding.

3     There is no voting trust among any of the shareholders , officers or directors.  Pursuant to the Incentive Stock Option Plan, officers of the Company, Messrs. Evans, Ringo, Ninneman  and Downing were vested with 350,000 options, which they exercised in November 2001 at par.  In January 2002, Messrs. Evans, Ringo, Ninneman and Downing were each vested with 50,000 options for the fiscal year ended 2001.  In January 2003, Mr. Evans was vested with 50,000 options for the fiscal year 2001. These options are reflected in the individual's share ownership in the table.

PERSONS SHARING OWNERSHIP OF CONTROL OF SHARES

No person other than Donald F. Evans, David D. Downing, Alan H. Ninneman, and John Ringo owns or shares the power to vote 5% or more of our securities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company entered into a sub-lease agreement with Research Econometrics, LLP, which provides the Company the ability to continue the research and development efforts of the Electrochemical Portable Power Plant and Lighting System.  The agreement is on a month-to-month basis.  Total rental expense for the for the year ended December 31, 2001,was $15,806, and for the period ending December 31, 2000 was $10,606.  Mr. Evans was the partner in Research Econometrics who undertook the investigative research study designed to determine the feasibility of an electrochemical (battery powered) interim lighting system that could provide long-term solutions to property owners during extended power outages.  The study confirmed the feasibility of such a system consistent with an application of new technologies that, when combined, provided extended life to existing battery resources.  He began the study with an investigation of the incidence of power outage attributable to severe storm activity along the east coast and west along the gulf coast states of the United States.

The agreement with Research Econometrics, therefore, is one whereby the light design system perfected by Research Econometrics was assigned as the foundation of the newly created Cyberlux Corporation.

We issued certain management fees which were for accrued salaries for Messrs. Evans, Ninneman and Ringo consistent with employment agreements. These fees are in the form of non interest bearing promissory notes. Salary accruals in the form of management fees for Messrs. Evans, Ninneman and Ringo for the year 2000 were $28,500, $15,000 and $13,000 respectively.  Salary accruals for Messrs. Evans, Ninneman and Ringo for the years 2001 and 2002, were $121,504, 77,000 and 88,000 respectively.

Promissory notes were issued to certain officers for loans to the Company for working capital.  These Notes are listed as payable upon demand and accrue interest at 12% per annum. Don F. Evans, David D. Downing, Alan H. Ninneman and a former officer loaned $30,500, $58,000, $5,245 and $5,000, respectively.

The terms of transactions in this section are as fair to the Company as any transactions that could have been made with unaffiliated parties.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

There is currently no trading market for the registrant's common stock.  We have made application with the NASD, pursuant to Rule 211 to become listed on the Over The Counter Bulletin Board and to obtain a symbol.

DESCRIPTION OF SECURITIES

COMMON STOCK

Our Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock, $0.001 par value per share. Of this amount,  7,191,729 are currently issued and outstanding. The following description is a summary of the capital stock of Cyberlux and contains the material terms of the capital stock. Additional information can be found in Cyberlux 's Articles of Incorporation and Bylaws.

Each holder of our common stock is entitled to one vote per share of common stock standing in such holder's name on our records on each matter submitted to a vote of our stockholders, except as otherwise required by law. Holders of our common stock do not have cumulative voting rights so that the holders of more than 50% of the combined shares of our common stock voting for the election of directors may elect all of the directors if they choose to do so and, in that event, the holders of the remaining shares of our common stock will not be able to elect any members to our board of directors. Holders of our common stock are entitled to equal dividends and distributions, per share, when, as and if declared by our board of directors from funds legally available. Holders of our common stock do not have preemptive rights to subscribe for any of our securities nor are any shares of our common stock redeemable or convertible into any of our other securities. If we liquidate, dissolve or wind up our business or affairs, our assets will be divided up pro-rata on a share-for-share basis among the holders of our common stock after creditors and preferred shareholders, if any, are paid.

PREFERRED STOCK

Our Articles of Incorporation authorize the issuance of 5,000,000 Shares of preferred stock, $0.001 par value per share, the designation and rights of which are to be determined by our Board of Directors. None of the shares of Preferred Stock are issued and outstanding.

Our Board of Directors has authority, without action by the shareholders, to issue all or any portion of the authorized but unissued preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series. We consider it desirable to have preferred stock available to provide increased flexibility in structuring possible future acquisitions and financing and in meeting corporate needs which may arise. If opportunities arise that would make desirable the issuance of preferred stock through either public offering or private placements, the provisions for preferred stock in our Articles of Incorporation would avoid the possible delay and expense of a shareholder's meeting, except as may be required by law or regulatory authorities. Issuance of the preferred stock could result, however, in a series of securities outstanding that will have certain preferences with respect to dividends and liquidation over the common stock which would result in dilution of the income per share and net book value of the common stock. Issuance of additional common stock pursuant to any conversion right which may be attached to the terms of any series of preferred stock may also result in dilution of the net income per share and the net book value of the common stock. The specific terms of any series of preferred stock will depend primarily on market conditions, terms of a proposed acquisition or financing, and other factors existing at the time of issuance. Therefore, it is not possible at this time to determine in what respect a particular series of preferred stock will be superior to our common stock or any other series of preferred stock which we may issue. Our Board of Directors may issue additional preferred stock in future financing, but has no current plans to do so at this time.

The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. We intend to furnish holders of our common stock annual reports containing audited financial statements and to make public quarterly reports containing unaudited financial information.

WARRANTS

We do not have any warrants outstanding.

TRANSFER AGENT

The transfer agent for the common stock is Pacific Stock Transfer Company and its telephone number is (702) 361-3033.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as well as our By-Laws provide for the indemnification of directors, officers, employees and agents of the corporation to the fullest extent provided by the Corporate Law of the State of Nevada, as well as is described in the Articles of Incorporation and the By-Laws. These sections generally provide that the Company may indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative except for an action by or in right of the corporation by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his or her duties to the Company.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of Cyberlux, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION

AUTHORIZED AND UNISSUED STOCK. The authorized but unissued shares of our common and preferred stock are available for future issuance without our shareholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans.

EXPERTS

The financial statements of Cyberlux incorporated herein have been so incorporated in reliance upon the report of Russell Bedford Stefanou Mirchandani, LLP, independent certified public accountants, given upon their authority as experts in auditing and accounting (which contains an explanatory paragraph regarding Cyberlux 's ability to continue as a going concern).

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

On July 17, 2002, G. Brad Beckstead ("Beckstead"), resigned as the Company's certifying accountant. Beckstead's reports on the Company's financial statements for the years ended December 31, 2001 and 2000 did not contain an adverse claim or disclaimer of opinion; however, the audit report for the years ended December 31, 2001 and 2000 contained an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern.  The decision to change its certifying accountant was approved by the Company's Board of Directors.  During the year ended December 31, 2001 and the period May 17, 2000 (date of inception) through December 31, 2001, and the subsequent interim period through July 17, 2002, the Company has not had any disagreements with Beckstead on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

The Company engaged Russell Bedford Stefanou Mirchandani LLP ("Russell Bedford Stefanou Mirchandani") as its certifying accountant as of August 23, 2002 for the Company's fiscal year ending December 31, 2002.  The Company had not consulted with Russell Bedford Stefanou Mirchandani prior to Russell Bedford Stefanou Mirchandani's retention on either application of accounting principles or the type of opinion Russell Bedford Stefanou Mirchandani might render on the Company's financial statements.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by John W. Ringo, Attorney at Law, Marietta, Georgia. Mr. Ringo is secretary, corporate counsel, a director and shareholder of the Company.

AVAILABLE INFORMATION

We have filed a registration statement under the Securities Act with respect to the securities offered hereby with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. This prospectus, which is a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Cyberlux Corporation and the securities offered hereby, reference is made to the registration statement, including all exhibits and schedules thereto, which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N. W., Room 1024, Washington, D. C. 20549. You may obtain information on the operation of the public reference facilities by calling the Commission at 1-800-SEC-0330. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in its entirety by such reference. We will provide, without charge upon oral or written request of any person, a copy of any information incorporated by reference herein. Such request should be directed to us at Cyberlux Corporation, PO Box 2010, 50 Orange Road, Pinehurst, North Carolina 28370, Attention: Donald F. Evans, President. We will file reports and other information with the Commission. All of such reports and other information may be inspected and copied at the Commission's public reference facilities described above. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. In addition, we make available to our shareholders annual reports, including audited financial statements, unaudited quarterly reports and such other reports as we may determine.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FINANCIAL STATEMENTS AND SCHEDULES
DECEMBER 31, 2002 AND 2001

FORMING A PART OF ANNUAL REPORT
PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1934

CYBERLUX CORPORATION

CYBERLUX CORPORATION

INDEX TO FINANCIAL STATEMENTS

Page
Report of Independent Certified Public Accountants	F-3
Balance Sheet at December 31, 2002	F-4
Statements of Losses for the Years ended December 31, 2002 and 2001 and for the Period May 17, 2000 (Date of Inception) through December 31, 2002	F-5
Statement of Deficiency in Stockholders' Equity for the Period May 17, 2000 (Date of Inception) through December 31, 2002	F-6 - F-8
Statements of Cash Flows for the Years ended December 31, 2002 and 2001 and for the Period May 17, 2000 (Date of Inception) through December 31, 2002	F-9 - F10
Notes to Financial Statements	F-11 - F-30

RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
CERTIFIED PUBLIC ACCOUNTANTS
 REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------

Board of Directors
Cyberlux Corporation
50 ORANGE ROAD, PO BOX 2010, PINEHURST, NORTH CAROLINA 28370-2010

We have audited the accompanying  balance sheet of Cyberlux Corporation (the "Company"), a development stage company, as of December 31, 2002 and the related statements of losses, deficiency in stockholders' equity, and cash flows for the year ended December 31, 2002 . The company's financial statements as of December 31, 2001 were audited by another auditor whose reports, dated June 14, 2002 and December 10, 2002, on those statements included an explanatory paragraph that described the uncertainty regarding the company's ability to continue as a going concern. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cyberlux Corporation  as of December 31, 2002  and the results of its operations and its cash flows for the year  then ended, in conformity with accounting principles generally accepted in the United States of America. We express no opinion on the cumulative period from inception through December 31, 2001.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company has incurred net losses since its inception. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to this matter are described in Note I. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
--------------------------------------------
Russell Bedford Stefanou Mirchandani LLP
Certified Public Accountants

New York, New York
April 4, 2003

CYBERLUX CORPORATION
(A Development Stage Company)
Balance Sheet
December 31, 2002

Assets

Current Assets:
Cash	$ 26,086
Prepaid design services	20,000
Total Current Assets	$ 46,086

Fixed assets (Net of accumulated depreciation of $23,050)	79,443

Other Assets:
Deposit	8,614
$ 134,143

Liabilities and Deficiency in Stockholders' Equity

Current Liabilities:
Accrued interest	$ 44,427
Other accrued liabilities	95,971
Management fees payable - related party (Note E)	546,508
Short-term notes payable - shareholders (Note E)	123,545
Short-term notes payable (Note B)	365,000
Total Current Liabilities	1,175,451

Commitments and contingencies (Note F)

DEFICIENCY IN STOCKHOLDERS' EQUITY:
Preferred stock, $0.001 par value, 5,000,000
shares authorized, no shares issued and Outstanding	-
Common stock, $0.001 par value, 20,000,000
authorized; 6,628,396 shares issued and outstanding	6,628
Additional paid-in capital	745,593
Subscription receivable	(2,500)
(Deficit) accumulated during development stage	(1,791,029)
Total Deficiency Stockholders' Equity	(1,041,308)

$ 134,143

CYBERLUX CORPORATION
(A Development Stage Company)
Statement of Losses

	Year ended	Year ended	May 17,2000
	December 31,	December 31,	(inception) to
	2002	2001	December 31,
			2002
Revenues	$	$	$
Cost of goods sold		-
Gross Profit (Loss )		-
Operating Expenses:

Marketing and advertising expense	8,500	74,535	127,048
Depreciation and Amortization expenses	63,768	14,856	79,300
Organizational expenses	-	-	25,473
Research and development costs	1,250	85,500	244,064
Management and consulting fees -
related party	350,504	263,088	767,322
General and administrative expenses	179,162	153,994	404,197
Total Operating expenses	603,184	591,973	1,647,404
(Loss) from operations	(603,184)	$(591,973)	$(1,647,404)
Other income (expenses):
Interest (expenses)	(96,920)	(44,301)	(143,665)
Interest income	-	-	40
Income (tax) benefit	-	-	-
Net (Loss)	$ (700,104)	$ (636,274)	$ (1,791,029)
(Loss) per common share
(basic and assuming dilution)	(.11)	(.13)	(.28)
Weighted average shares outstanding	6,241,585	5,061,350	6,241,585

CYBERLUX CORPORATION (A Development Stage Company) Statement of Deficiency in Stockholders Equity For the period ended May 17,2000 (Date of Inception) to December 31,2002
	Preferred Shares	Stock Amount	Common Shares	Stock Amount	Additional Paid in Capital	Stock subscription receivable	Deficit Accumulated During Development Stage	Total
Common shares issued in May 2000 to Founders in exchange for cash at $.001 per share	-	-	1,640,000	$ 1,640	$ 560	-	-	2,200
Common shares issued in May 2000 for research and development services valued at $0.09 per share			750,000	750	68,003	-	-	68,753
Common shares issued in May 2000 in exchange for services valued at $ 0.05 per share			875,000	875	35,710	-	-	36,585
Common shares issued in July 2000 in exchange for convertible debt at $ 0.15 per share			288,000	288	39,712	-	-	40,000
Capital contributed by principal shareholders					16,000	-	-	16,000
Common shares issued in November,2000 for cash in connection with private placement at $0.15 per share			640,171	640	95,386	-	-	96,026
Common shares issued in November,2000 in exchange for services valued at $ 0.15 per share for consulting services			122,795	123	18,296	-	-	18,419
Net (loss)			-	-	-	-	(454,651)	(454,651)
Balance, December 31, 2000			4,315,966	4,316	273,667	-	(454,651)	(176,668)
Common shares issued in January, 2001 in exchange for convertible debt at $0.15 per share			698,782	699	104,118	-	-	104,817
Stock options issued in May, 2001 valued at $0.15 per option, in exchange for services					52,500			52,500
Common shares issued in September 2001 for cash in connection with exercise of warrant of $0.15 per share			3,000	3	447	-	-	450
Common shares issued in September 2001 for cash in connection with exercise of warrant at $0.10 per share			133,000	133	13,167	-	-	13,300
Common shares issued in October 2001 valued at $ 0.15 per warrant., in exchange for placement of debt			-	-	75,000	-	-	75,000
Common shares issued in November 2001 for cash in connection with exercise of warrant at $0.001 per share			500,000	500	-	-	-	500

CYBERLUX CORPORATION (A Development Stage Company) Statement of Deficiency in Stockholders Equity For the period ended May 17,2000 (Date of Inception) to December 31,2002
	Preferred Shares	Stock Amount	Common Shares	Stock Amount	Additional Paid in Capital	Stock subscription receivable	Deficit Accumulated During Development Stage	Total
Common shares issued in November 2001 for cash in connection with exercise of options at 0.001 per share			350,000	350	-	-	-	350
Common shares issued in December 2001 in exchange for convertible debt at $0.50 per share			133,961	134	66,847	-	-	66,981
Common shares issued in December 2001 in exchange for debt at $0.50 per share			17,687	18	8,825	-	-	8,843
Net Loss							(636,274)	(636,274)
Balance, December 31, 2001			6,152,396	6,152	594,571	-	(1,090,925)	(490,171)
Common shares issued in May 2002, in exchange for services valued at $0.70 per share			70,000	70	49,928	-	-	49,998
Common shares issued in Nov. 2002 in exchange for services vakued at $0.25 per share			150,000	150	37,350	-	-	37,500
Common shares issued in Dec 2002 as rights offering at $0.25 per share			256,000	256	63,744	-	-	64,000
Subscription Receivable for 10,000 shares issued				-	-	(2,500)	-	(2,500)
Net Loss			-	-	-		(700,104)	(700,104)
Balance, December 31, 2002			6,628,396	6,628	745,593	(2,500)	(1,791,029)	(1,041,308)

CYBERLUX CORPORATION ( A DEVELOPMENT STAGE COMPANY ) STATEMENT OF CASHFLOWS
	Year ended December 31,		May 17, 2000 (inception) to December 31,
	2002	2001	2002
Cash flows from operating activities
Net (loss)	$ (700,104)	$ (636,274)	$ (1,791,029)
Depreciation and Amortization	82,518	14,856	98,050
Write off Extension of loan exps	25,000	-	25,000
Stock options issued for consulting services	-	52,500	107,504
Shares issued for consulting services	87,498		87,498
Shares issued for research and development	-	-	68,753
Adjustments to reconcile net (loss) to cash (used) by operating activities:
(Increase) in deposit	(1,795)	(5,000)	(8,614)
Increase in accrued interest	28,409	14,751	44,427
Decrease in other assets, net	6,812	21,373	28,185
Increase in other accrued liabilities	92,722	3,250	95,972
Increase in management fees payable	260,004	230,004	546,508
Net cash (used) by operating activities	(118,936)	(304,540)	(697,746)
Cash flows from investing activities:
Purchase of fixed assets, net	(52,880)	(45,400)	(102,494)
Net cash ( Used in )Investing Activities	(52,880)	(45,400)	(102,494)
Cash flows from financing activities:		-	-
Proceeds from short-term notes payable, net	80,000	-	80,000
Proceeds from notes payable, net	-	260,000	432,455
Proceeds from short-term notes payable - shareholders	25,800	84,245	123,545
Donated capital	-	-	16,000
Insurance of common stock	61,500	14,600	174,326
Net cash provided by financing Activities	167,300	358,845	825,326
Net ( Decrease )increase in cash	(4,516)	8,905	26,086
Cash - beginning	30,602	21,697	-
Cash - ending	$ 26,086	$ 30,602	$ 26,086
Supplemental disclosures:
Interest paid	$ 49,475	$ -	$ 50,677
Income taxes paid	-	-	-
Non cash investing and financing activities
Shares issued for R&D and consulting services	37,500	-	106,253
Shares issued in exchange of debt	-	180,641	220,641
Warrents issued in connection with financing stock	-	75,000	75,000
Options issued in connection with services rendered	-	52,500	52,500
Shares issued in connection with services	49,998	-	105,002

CYBERLUX CORPORATION
( A DEVELOPMENT STAGE COMPANY )
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

NOTE A-SUMMARY OF ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

Business and Basis of Presentation

Cyberlux Corporation (the "Company") is incorporated under the laws of the State of Nevada. The Company is in the development stage as defined under Statement on Financial Accounting Standards No. 7, Development Stage Enterprises ("SFAS No. 7") and is seeking to develop, manufacture and market long-term portable lighting products for commercial and industrial us. To date the Company has generated no revenues, has incurred expenses, and has sustained losses.  Consequently, its operations are subject to all risks inherent in the establishment of a new business enterprise.  For the period from inception through December 31, 2002, the Company has accumulated losses of $1,791,029.

Revenue Recognition

The Company will follow policy of recognizing subscriber fee income as revenue in the period the services are provided and the products shipped.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company maintains a cash balance in a non-interest-bearing account that currently does not exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. There are no cash equivalents as of  December 31, 2002 and 2001 respectively.

CYBERLUX CORPORATION
( A DEVELOPMENT STAGE COMPANY )
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

 NOTE A-SUMMARY OF ACCOUNTING POLICIES ( CONTINUED )

Fixed assets

Property and equipment are recorded at cost. Minor additions and renewals are expensed in the year incurred. Major additions and renewals are capitalized and depreciated over their estimated useful lives. Depreciation is calculated using the straight-line method over the estimated useful lives

Advertising costs

The Company expenses all costs of advertising as incurred. Advertising costs totaled $8,500 and $74,535 in 2002 and 2001, respectively.

Impairment of long lived assets

The Company has adopted Statement of Financial Accounting Standards No. 144 (SFAS 144). The Statement requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period.  The Company evaluates the recoverability of long-lived assets based upon forecasted undercounted cash flows. Should an impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset.  SFAS No. 144 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Fair value of financial instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2002 and 2001. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and accounts payable. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

Stock-Based Compensation:

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of SFAS 123." This statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary charge to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to

CYBERLUX CORPORATION
( A DEVELOPMENT STAGE COMPANY )
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

NOTE A-SUMMARY OF ACCOUNTING POLICIES

require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in APB Opinion No. 25 and related interpretations. Accordingly, compensation expense for stock options is measured as the excess, if any, of the fair market value of the Company's stock at the date of the grant over the exercise price of the related option. The Company has adopted the annual disclosure provisions of SFAS No. 148 in its financial reports for the year ended December 31, 2002 and will adopt the interim disclosure provisions for its financial reports for the quarter ended March 31, 2003.

Loss per share

Net loss per share is provided in accordance with Statement of Financial Accounting Standards No. 128 (SFAS #128) Earnings Per Share. Basic loss per share is computed by dividing losses available to common stockholders by the weighted average number of common shares outstanding during the period.

Segment reporting

The Company follows Statement of Financial Accounting Standards No. 130, Disclosures About Segments of an Enterprise and Related Information. The Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Income taxes

The Company follows Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes (SFAS No. 109) for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability during each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

CYBERLUX CORPORATION
( A DEVELOPMENT STAGE COMPANY )
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

NOTE A-SUMMARY OF ACCOUNTING POLICIES

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse

Recent pronouncements

In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 141, "Business Combinations" (SFAS No. 141), and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142). The FASB also issued Statement of Financial Accounting Standards No. 143, "Accounting for Obligations Associated with the Retirement of Long-Lived Assets" (SFAS No. 143), and Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144) in August and October 2001, respectively.

SFAS No. 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interest method. The adoption of SFAS No. 141 had no material impact on the Company's consolidated financial statements.

Effective January 1, 2002, the Company adopted SFAS No. 142. Under the new rules, the Company will no longer amortize goodwill and other intangible assets with indefinite lives, but such assets will be subject to periodic testing for impairment. On an annual basis, and when there is reason to suspect that their values have been diminished or impaired, these assets must be tested for impairment, and write-downs to be included in results from operations may be necessary. SFAS No. 142 also requires the Company to complete a transitional goodwill impairment test six months from the date of adoption.

Any goodwill impairment loss recognized as a result of the transitional goodwill impairment test will be recorded as a cumulative effect of a change in accounting principle no later than the end of fiscal year 2002. The adoption of SFAS No. 142 had no material impact on the Company's consolidated financial statements.

CYBERLUX CORPORATION
( A DEVELOPMENT STAGE COMPANY )
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

NOTE A-SUMMARY OF ACCOUNTING POLICIES

Recent pronouncements (Continued)

SFAS No. 143 establishes accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. It also provides accounting guidance for legal obligations associated with the retirement of tangible long-lived assets. SFAS No. 143 is effective in fiscal years beginning after June 15, 2002, with early adoption permitted. The Company expects that the provisions of SFAS No. 143 will not have a material impact on its consolidated results of operations and financial position upon adoption. The Company plans to adopt SFAS No. 143 effective January 1, 2003.

SFAS No. 144 establishes a single accounting model for the impairment or disposal of long-lived assets, including discontinued operations. SFAS No. 144 superseded Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS No. 121), and APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". The Company adopted SFAS No. 144 effective January 1, 2002. The adoption of SFAS No. 144 had no material impact on Company's consolidated financial statements.

In April 2002, the FASB issued Statement No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This Statement rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt", and an amendment of that Statement, FASB Statement No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements" and FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers". This Statement amends FASB Statement No. 13, "Accounting for Leases", to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that a similar to sale-leaseback transactions. The Company does not expect the adoption to have a material impact to the Company's financial position or results of operations.

In June 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The Company does not expect the adoption to have a material impact to the Company's financial position or results of operations.

CYBERLUX CORPORATION
( A DEVELOPMENT STAGE COMPANY )
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

NOTE A-SUMMARY OF ACCOUNTING POLICIES

Recent pronouncements (Continued)

In October 2002, the FASB issued Statement No. 147, "Acquisitions of Certain Financial Institutions-an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9", which removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with Statements No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. In addition, this Statement amends SFAS No. 144, Accounting for the Impairment or Disposal of

Long-Lived Assets, to include in its scope long-term customer relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. The requirements relating to acquisitions of financial institutions are effective for acquisitions for which the date of acquisition is on or after October 1, 2002. The provisions related to accounting for the impairment or disposal of certain long-term customer-relationship intangible assets are effective on October 1, 2002. The adoption of this Statement did not have a material impact to the Company's financial position or results of operations as the Company has not engaged in either of these activities.

In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure", which amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of Statement 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The adoption of this statement did not have a material impact on the Company's financial position or results of operations as the Company has not elected to change to the fair value based method of accounting for stock-based employee compensation.

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities." Interpretation 46 changes the criteria by which one company includes another entity in its consolidated financial statements. Previously, the criteria were based on control through voting interest. Interpretation 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's

CYBERLUX CORPORATION
( A DEVELOPMENT STAGE COMPANY )
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

NOTE A-SUMMARY OF ACCOUNTING POLICIES

Recent pronouncements (Continued)

residual returns or both. A company that consolidates a variable interest entity is called the primary beneficiary of that entity. The consolidation requirements of Interpretation 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after

January 31, 2003, regardless of when the variable interest entity was established. The Company does not expect the adoption to have a material impact to the Company's financial position or results of operations.

Note B - Notes payable and convertible debentures

Notes payable at December 31, 2002   are as follows:

10 % convertible note payable, unsecured and due September, 2003; accrued and unpaid interest due at maturity ; Noteholder has the option to convert unpaid note principal together with accrued and unpaid interest to the Company's common stock at a rate of $ .50 per share.

$ 2,500

10 % convertible notes payable, unsecured and due March , 2003; accrued and unpaid interest due at maturity; Noteholder has the option to convert unpaid note principal together with accrued and unpaid interest to the Company's common stock at a rate of $ 1.00 per share.	7,500

10 % convertible notes payable, unsecured and due March , 2003; accrued and unpaid interest due at maturity; Noteholders has the option to convert unpaid note principal together with accrued and unpaid interest to the Company's common stock at a rate of $ .50 per share.	25,000

10 % notes payable, unsecured and due March , 2003; accrued and unpaid interest due at maturity; Noteholders has the option to convert unpaid note principal together with accrued and unpaid interest to the Company's common stock at a rate of $ 1.00 per share.	10,000

10 % notes payable, unsecured and due March , 2003; accrued and unpaid interest due at maturity; Noteholders has the option to convert unpaid note principal together with accrued and unpaid interest to the Company's common stock at a rate of $ 1.00 per share.	40,000

CYBERLUX CORPORATION
( A DEVELOPMENT STAGE COMPANY )
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

NOTE A-SUMMARY OF ACCOUNTING POLICIES Note B - Notes payable and convertible debentures ( Continued )

18% note payable , interest payable monthly and due June, 2003; note secured by Company's assets and pledge of 3,265,000 shares of the Company's common stock owned by Company's principal shareholders and officers; Noteholder has the option to convert unpaid note principal together with accrued and unpaid interest to the Company's common stock at the lower of $ .15 per share or a price per share equal to 85 % of the average daily bid price over the ten preceding days prior to the date of conversion.	195,000

10% Convertible note payable , unsecured and due October 2003; accrued and unpaid interest due at maturity; Noteholder has the option to convert unpaid note principal together with accrued and unpaid interest to the Company's common stock at $ .25 per share.	75,000

10% convertible note payable , unsecured and due October 2003 ; accrued and unpaid interest due at maturity; Noteholder has the option to convert unpaid note principal together with accrued and unpaid interest to the Company's common stock at the lower of $ .50 per share.	5,000

10 % note payable, unsecured , accrued and unpaid interest and principal payable on demand.	5,000
365,000
Less: current portion	(365,000)
Total	$ -

Total interest expense at December 31,2002 and 2001 of $96,920 and $44,301 includes a loan origination fee of $43,750 and $17,500 respectively.

CYBERLUX CORPORATION
( A DEVELOPMENT STAGE COMPANY )
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

Note C - Stockholder's equity

The Company has authorized 20,000,000 shares of common stock, with a par value of $.001 per share. The Company has also authorized 5,000,000 shares if preferred stock, with a par value of $.001 per share.

During May, 2000, the Company issued 1,640,000 shares of its common stock to its founders in exchange for cash of $2,200.

During May 2000, the Company issued 750,000 shares of its common stock in exchange for research and development and organizational costs paid for by Research Econometrics, LLP  the totaling $68,753. The stock issued was valued at approximately  $.09 per share, which represents the fair value of the stock issued, which did not differ materially from the value of the services rendered.

During May 2000, the Company issued 875,000 shares of its  common stock to an officer of the Company for consulting services valued at $36,585. The stock issued was valued at approximately  $.05 per share, which represents the fair value of the stock issued, which did not differ materially from the value of the services rendered.

In  May, 2000  the Company issued  $40,000 of notes payable convertible into the Company's common stock at a price equal to   $.15 per share . In July 2000, the holders of the notes payable elected to convert $ 40,000 of the notes , plus accrued interest , in exchange for  288,000 shares of the Company's   common stock.

In November , 2000  the Company issued  640,171 shares of common stock in exchange for $ 96,026 in connection with a private placement memorandum, net of costs.

During November 2000, the Company issued 122,795 shares of its  common stock in exchange   for services totaling  $18,419. The stock issued was valued at approximately  $.15 per share, which represents the fair value of the stock issued, which did not differ materially from the value of the services rendered.

In January 2001, holders of the Company's convertible notes payable elected to convert $104,817  of debt  in exchange for 698,782 shares of the Company's common stock .

CYBERLUX CORPORATION
( A DEVELOPMENT STAGE COMPANY )
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

Note C - Stockholder's equity (Continued)

In May, 2001, the Company granted certain officers of the Company options to purchase 350,000 shares  the Company's common stock at its par value for services rendered.. The options issued were valued at $ ..15 per share, or $52,500 which represents the fair value of the option issued, which did not differ materially from the value of the services received. In November, 2001, the officers elected to exercise their options to purchase the stock for $350.

In connection with the placement of the Company's Note Payable  in October, 2001,  the Company issued warrants to purchase 500,000 shares of the Company's common stock at par value to the holders of the Note.  The warrant agreement expires October 22, 2004, and is callable upon election by the Company.  The 500,000 warrants are valued at $0.15 per warrant, or $75,000,  which represents the fair value of the warrants issued and is being amortized over the life of the loan. The warrant was exercised in November 2001.  Amortization expense of $ 50,000 and $12,500 was charged to operations in 2002 and 2001, respectively.

During the year ended December 31, 2001, certain warrant holders elected to convert their warrants to 636,000 shares of the Company's $0.001 par value common stock for cash of $ 14,250.

In December 2001, holders of the Company's convertible notes payable elected to convert $ 75,824 of debt  in exchange for 151,648 shares of the Company's common stock.

During May 2002, the Company issued 70,000 shares of its  common stock in exchange   for services totaling  $49,998. The stock issued was valued at approximately  $.70 per share, which represents the fair value of the stock issued, which did not differ materially from the value of the services rendered.

During November 2002, the Company issued 150,000 shares of its  common stock in exchange   for services totaling  $ 37,500. The stock issued was valued at approximately  $.25 per share, which represents the fair value of the stock issued, which did not differ materially from the value of the services rendered.

In December  , 2002  the Company issued   256,000  shares of common stock in exchange for $ 64,000 for cash in connection with a private placement memorandum, net of costs.

CYBERLUX CORPORATION
( A DEVELOPMENT STAGE COMPANY )
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

Note D - Related Party Transactions

The Company entered into a sub-lease agreement with Research Econometrics, LLP, which provides the Company the ability to continue the research and development efforts of the Electrochemical Portable Power Plant and Lighting System. The agreement is on a month-to-month basis. Total rental expense for the years ending December 31, 2002 and 2001 was $13,185 and $15,806, respectively.

The Company incurred  management fees  to its officers totaling $350,504 and $263,088 during  the years ended  December 31, 2002 and December 31, 2001, respectively. Unpaid management fees aggregate $546,508 as of December 31, 2002.

From time to time, the  Company's principal officers have advanced funds to the Company for working capital purposes in the form of unsecured promissory notes accruing interest at 12% per annum.  As of December 31, 2002 , the balance due to the officers is $ 123,545.

NOTE E-COMMITMENTS AND CONTINGENCIES

Consulting Agreements

The Company has consulting agreements with outside contractors, certain of whom are also Company stockholders. directors and officers.  The Agreements are generally for a term of 12 months from inception and renewable automatically from year to year unless either the Company or Consultant terminates such engagement by written notice.

NOTE F-LOSSES PER SHARE

The following table presents the computation of basic and diluted losses per share:

	2002	2001
Net loss available to Common stockholders	$ (700,104)	$ (636,274)
Basic and diluted earning (loss) per share	(0.11)	(0.13)
Weighted average common shares outstanding	6,241,585	5,061,350

CYBERLUX CORPORATION
( A DEVELOPMENT STAGE COMPANY )
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

Note G - Income taxes

The Company has adopted Financial Accounting Standards No. 109, which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns.

Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.  At December 31, 2002, the Company has available for federal income tax purposes a net operating loss carryforward of approximately $ 1,791,000, expiring in the year 2022, that may be used to offset future taxable income.  The Company has provided a valuation reserve against the full amount of the net operating loss benefit, since in the opinion of management based upon the earnings history of the Company, it is more likely than not that the benefits will not be realized.

Components of deferred tax assets as of December 31, 2002 are as follows:

Non current:
Net operating loss carry forward	$ 610,000
Valuation allowance	$ (610,000)
Net deferred tax asset	$ -

The realization of these net operating loss carry forwards is dependent upon generating taxable income prior to the related year of expiration. The amount of carry forward that may be utilized in any future tax year may also be subject to certain limitations, including limitations as a result of certain stockholder ownership changes in which may be beyond the control of the Company

NOTE I- GOING CONCERN MATTERS

The accompanying statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements during the years ended December 31, 2002 and 2001, the Company incurred losses from operations of $700,104 and  $636,274, respectively. These factors among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

CYBERLUX CORPORATION
( A DEVELOPMENT STAGE COMPANY )
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

NOTE I- GOING CONCERN MATTERS ( Continued )

The Company is actively pursuing additional equity financing through discussions with investment bankers and private investors. There can be no assurance the Company will be successful in its effort to secure additional equity financing.

If operations and cash flows continue to improve through these efforts, management believes that the Company can continue to operate. However, no assurance can be given that management's actions will result in profitable operations or the resolution of its liquidity problems.

The Company's existence is dependent upon management's ability to develop profitable operations and resolve it's liquidity problems.  Management anticipates the Company will attain profitable status and improve its liquidity through the continued developing, marketing and selling of its services and additional equity investment in the Company.  The accompanying financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Cyberlux's bylaws provide that we have the power to indemnify any officer or director against damages if such person acted in good faith and in a manner the person reasonably believed to be in the best interests of our Company. No indemnification may be made (i) if a person is adjudged liable unless a Court determines that such person is entitled to such indemnification, (ii) with respect to amounts paid in settlement without court approval or (iii) expenses incurred in defending any action without court approval.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All expenses will be paid by Cyberlux.

Securities and Exchange Commission Registration Fee	$ 2,592
Printing and Engraving Expenses	$ 100
Accounting Fees and Expenses	$ 1,500
Legal Fees and Expenses	$ 20,000
Blue Sky Qualification Fees and Expenses	$ 1,000
Miscellaneous	$ 2,000
-------
TOTAL	$ 27,192
=======

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

The following discussion describes  all the securities we have sold within the past three fiscal years.  On May 17, 2000, we were incorporated under the laws of the State of Nevada as Cyberlux Corporation.  We are authorized to issue 20,000,000 shares of common stock, par value $0.001 and 5,000,000 shares of preferred stock, par value $0.001.

On May 19, 2000, we issued 1,640,000 shares of our common stock,  with par value of $0.001 per share to nine founding individuals which were fully paid and non-assessable in exchange for cash of $2,200.  All Shares issued by the Company were issued in accordance with Section 4(2) of the Securities Act of 1933, as amended (the Securities Act).

During May 2000, we issued 750,000 shares of our $0.001 par value common stock in exchange for research and development costs paid by Research Econometrics, LLP in the amount of $68,753. The shares were issued in accordance with Section 4(2) of the Securities Act.  No broker or dealer was involved in the transaction and no discounts or commissions were paid.

During May 2000, the Company issued 875,000 shares of its $0.001 par value common stock to Donald F. Evans in exchange for consulting services valued at $36, 585. The shares were issued in accordance with Section 4(2) of the Securities Act.  No broker or dealer was involved in the transaction and no discounts or commissions were paid.

During May 2000, we issued 288,000 shares of our $0.001 par value common stock in exchange for convertible debentures in the amount of $40,000 in accordance with Section 4(2) of the Securities Act.. The shares were issued in accordance with Section 4(2) of the Securities Act.  No broker or dealer was involved in the transaction and no discounts or commissions were paid.

On November 30, 2000, we completed a public offering of shares of common stock in accordance with Regulation D, Rule 504 of the Securities Act of 1933, as amended, and the registration by qualification of the offering in the State of Nevada and the State of Arkansas.  This offering was conducted on a best efforts basis and was not underwritten.  We sold 640,171 shares of common stock, par value, at a price of $0.15 per share to 51 unaffiliated shareholders of record, none of whom were or are our officers or directors.  The offering was sold for  $96,026 in cash.

During November 2000, 122,795 shares of common stock were issued to a consulting firm in services rendered valued at $18,419. The shares were issued in accordance with Section 4(2) of the Securities Act.  No broker or dealer was involved in the transaction and no discounts or commissions were paid.

Listed below are the requirements set forth under Regulation D, Rule 504 and the facts, which support the availability of Rule 504 to this offering:

            Exemption

Offers and sales of securities that satisfy the conditions in paragraph (b) of this Rule 504 by an issuer that is not:

  Subject to the reporting requirements of section 13 or 15(d) of the Exchange Act;
  An investment company; or
  A development stage company that either has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person, shall be exempt from the provision of section 5 of the Act under section 3(b) of the Act.

At the time of the offering, we were not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.  Further, we have never been considered to be an investment company.  In addition, we have continuously pursued our specific business plan of developing and manufacturing optoelectronic products.

            Conditions to be met

            General Conditions - To qualify for exemption under this Rule 504, offers and sales must satisfy the terms and conditions of Rule 501 and Rule 502 (a), (c) and (d), except that the provisions of Rule 502 (c) and (d) will not apply to offers and sales of securities under this Rule 504 that are made:

1.       In one or more states that provide for the registration of the securities that require the filing and delivery to investors of a prospectus before sale, and are made in accordance with those state provisions;

2.       In one or more states that have no provision for the registration of the securities or the filing or delivery of a disclosure document before sale, if the securities have been registered in at least one state that provides for such registration, public filing and delivery before sale, offers and sales are made in that state in accordance with such provisions, and the disclosure document is delivered before sale to all purchasers; or

3.       Exclusively according to state law exemptions from registration that permit general solicitation and general advertising so long as sales are made only to accredited investors as defined in Rule 501(a).

On August 21, 2000, we were issued a notice of effectiveness by the State of Nevada, in response to our application for registration by qualification in that state.  The application for registration by qualification was filed in accordance with the provisions of NRS 90.490, which requires the public filing and delivery to investors of a disclosure document before sale.

On October 31, 2000, we were issued a notice of effectiveness by the State of Arkansas, in response to our application for registration by qualification in that state.  The application for registration by qualification was filed pursuant to Arkansas Code Ann. Section 23-42-503(b) and Rule 503.01(B)(1) of the Rules of the Commissioner, which requires the public filing and delivery to investors of a disclosure document before sale.  This offering was conducted exclusively in the states of Nevada and Arkansas.

Proceeds of the Offering - The aggregate offering price for an offering of securities under this Rule 504, as defined in Rule 501(c), shall not exceed $1,000,000, less the aggregate offering price for all securities sold within the twelve months before the start of and during the offering of securities under this Rule 504, in reliance on any exemption under section 3(b), or in violation of section 5(a) of the Securities Act.  The aggregate offering price was $345,000, of which $96,026 was sold.

In January 2001, holders of the Company's convertible notes payable elected to convert $104,817 of debt in exchange for 698,782 shares of the Company's $0.001 par value common stock in accordance with Section 4(2) of the Securities Act.

In September 2001, we issued 136,000 shares of our $0.001 par value common stock in exchange for cash of $13,750.  The shares were issued in accordance with Section 4(2) of the Securities Act.

On October 18, 2001, the Company entered into a loan agreement with OneCap, Inc. in which it borrowed $170,000 for the purpose of financing for tooling, circuitry and registration costs for public listing of the Company's stock.  The term of the loan is for one year and the interest rate is 13% per annum.  Under the terms of the agreement, the Company issued a promissory note secured by assets of the Company and founders stock which were placed into an escrow account.  The Company also issued OneCap a warrant to purchase 500,000 shares of its $0.001 par value common stock at par. On December 31, 2002, the company extended the loan repayment period to June , 2003 and the interest rate was  increased to 18% per annum payable monthly . The company also incurred $ 25,000 loan entension charges which were charged to interest expenses and the loan was increased to $ 195,000.

On October 18, 2001, the Company entered into a loan agreement with OneCap, Inc. in which it borrowed $170,000 for the purpose of financing for tooling, circuitry and registration costs for public listing of the Company's stock.  The term of the loan is for one year and the interest rate is 13% per annum.  Under the terms of the agreement, the Company issued a promissory note secured by assets of the Company and founders stock which were placed into an escrow account.  The Company also issued OneCap a warrant to purchase 500,000 shares of its $0.001 par value common stock at par.

During November 2001, officers of the Company elected to exercise their options to purchase 350,000 shares of its $0.001 par value common stock for cash of $350.

During the year ended December 31, 2001, certain warrant holders elected to convert their warrants to 636,000 shares of the Company's $0.001 par value common stock for cash of $14,250.

In December  2001, the Company issued 151,648 shares of its $0.001 par value common stock in exchange for convertible debentures in the amount of  $75,824. The shares were issued in accordance with Section 4(2) of the Securities Act.  No broker or dealer was involved in the transaction and no discounts or commissions were paid.

On May 29, 2002, the Company issued 70,000 shares of its $0.001 par value common stock to an individual for services rendered valued at $49,000. The shares were issued in accordance with Section 4(2) of the Securities Act.  No broker or dealer was involved in the transaction and no discounts or commissions were paid.

During November 2002, the company issued 150,000 shares of its common stock in exchange for services totalling $ 37,500. The stock issued was valued at $ 0.25 per share, which represents the fair value of the stock issued, which did not differ materially from the value of the services rendered.

In December 2002, the company issued 256,000 shares of common stock for cash $ 64,000 in connection with a private placement memorandum, net of costs.

On March 15, 2003, the Company issued 300,000 shares of common stock as a commitment fee pursuant to an equity line  of credit to Cornell Capital Partners, L.P. and  13,333 shares of common stock to Westrock Advisors pursuant to a placement agent agreement.

 There have been no other issuances of common or preferred stock.

ITEM 27.                         INDEX TO EXHIBITS

EXHIBIT NO.                 DESCRIPTION

3.a	[1]	Articles of Incorporation of Cyberlux Corporation filed May 17, 2000.

3.1a	*	Certificate of Amendment of Articles of Incorporation filed April 3, 2003

3.b	[1]	Bylaws of Cyberlux Corporation
5.1	*	Opinion re: Legality
10.a	[1]	SCCS Proprietary Product Manufacturing Agreement
10.b	[1]	Donald F. Evans Employment Agreement
10.c	[1]	Alan H. Ninneman Employment Agreement
10.d	[1]	John W. Ringo Employment Agreement

10.1	*	Donald F. Evans Amended Employment Agreement
10.2	*	Alan H. Ninneman Amended Employment Agreement
10.3	*	John W. Ringo Amended Employment Agreement
10.4	*	David D. Downing Employment Agreement
10.e	[1]	Hynes, Inc. Agreement
10.f	[1]	Robrady Agreement
10.g	[1]	TKJ, Inc. Agreement
10.h	[1]	ICT, Inc. Agreement
10.i	[1]	Research Econometrics Agreement
10.5	*	Equity Line of Credit Agreement between the Company and Capital Partners, LP dated March 15, 2003

10.6	*	Placement Agent Agreement between Cyberlux Corp and Westrock Advisors

10.7	*	Registration Rights Agreement between Cyberlux Corporation and Cornell Capital Partners, LLP

10.8	*	Escrow Agreement between Cyberlux Corporation, Capital Partners, L.P. Butler Gonzales LLP and Wachovia Bank, N.A

23.1	*	Consent of John W. Ringo (included in Exhibit 5.1)

23.2	*	Consent of Russell Bedford Stefanou Mirchandani, LLP

(* Filed Herewith)

[1]  Incorporated by reference to the Company's Registration Statement filed on Form 10-SB filed December 2001

ITEM 28.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the "ACT");

          (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iii) Include any additional or changed material information on the plan of distribution;

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in Pinehurst, North Carolina on April 29, 2003.

CYBERLUX CORPORATION.

By: /s/ Donald F. Evans
--------------------------------------
Donald F. Evans
Chief Executive Officer, President and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

By: /s/ Donald F. Evans
Donald F. Evans, Chief Executive Officer, President and Chairman of the Board

Date:  April 29, 2003

By:  /s/ John W. Ringo
John W. Ringo, Secretary, Corporate Counsel and Director

Date:  April 29, 2003

By:  /s/ Alan H. Ninneman
Alan H. Ninneman, Senior Vice President and Director

Date April 29, 2003

By:  /s/ David D. Downing
David D. Downing, Treasurer and Chief Financial Officer